Registration No. 333-_________

As filed with the Securities and Exchange Commission on September 29, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________________

OZ SAFEROOMS TECHNOLOGIES, INC.

 (Exact name of registrant as specified in its charter)

Oklahoma

(State or Other Jurisdiction of Incorporation or Organization)

27-3701910 IRS Employer Identification Number	3272 Primary Standard Industrial Classification Code Number

Oz Saferooms Technologies, Inc.

3216 SE 30th Street

Del City, OK 73115

Tel. (405) 672-8400

Email: info@saferooms.com

 (Address and telephone number of principal executive offices)

Andrew Zagorski

3216 SE 30th Street

Del City, OK 73115

Tel. (405) 672-8400

Tel. (405) 672-8400

 (Name, address and telephone number of agent for service)

Copy To:

Robert Brantl, Esq.

52 Mulligan Lane

Irvington, NY 10533

Tel: (914) 693-3026

Fax: (914) 693-1807

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   □

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  □

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer □	Accelerated filer □
Non-accelerated filer □	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount To Be Registered(1)	Offering Price Per Share(2)	Aggregate Offering Price	Registration Fee
Common Stock:	4,000,000	$5.00	$20,000,000	$2,576

(1)	In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and (o) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PRELIMINARY PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IN WHICH THIS PROSPECTUS IS INCLUDED, IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THERE IS NO MINIMUM PURCHASE REQUIREMENT FOR THE OFFERING TO PROCEED.

OZ SAFEROOMS TECHNOLOGIES, INC.

Up to $20,000,000

Maximum of 4,000,000 Shares of Common Stock

 This prospectus relates to the sale of up to 4,000,000 shares of our common stock, $0.0001 par value per share.  Subscription payments will be placed in an account held by the escrow agent, in trust for our subscribers’ benefit, pending release to us.  Subscription payments are considered binding on the subscriber. The Company reserves the right to reject any subscription for any amount, in whole or part for any reason whatsoever.

This is an initial public offering of our common stock. There is not currently, and there has never been, any public market for our common stock.  Our common stock is not currently eligible for trading on any national securities exchange, NASDAQ or any over-the-counter markets, including the OTC Bulletin Board or an OTC Market Group quotation system such as the OTCQB, and we cannot assure you that our common stock will become eligible for trading.  We intend to arrange for a registered broker-dealer to apply to have our common stock quoted on the OTC Bulletin Board and/or an OTC Market Group quotation system such as the OTCQB. As a mandatory reporting company, we file annual, quarterly and current reports, proxy statements and other information about us with the SEC, as required.

This offering will be conducted on a self-underwritten, “best-efforts” basis, meaning that our officers and directors will offer the common stock for sale.  The Company may not be able to sell the entire amount of securities available in this offering and a purchaser in the offering may be one of a very limited number of buyers. None of our officers or directors will receive any commission or compensation for the sale of the securities.  We have no current arrangements nor have we entered into any agreements with any underwriters, broker-dealers or selling agents for the sale of the securities, but we may enter into such arrangements and agreements.  If we do engage one or more underwriters, broker-dealers or selling agents (“Selling Agents”) and enter into any such arrangements, our common stock will be sold through such Selling Agents.  No Selling Agent will have any obligation to purchase or accept any shares. See “Plan of Distribution” beginning on page 38 of this prospectus for more information on this offering.  If we choose to sell our common stock through Selling Agents, we will file a post-effective amendment to the registration statement of which this prospectus is a part to identify them.  We expect that any such sales will be made on a best efforts basis.

We are offering our common stock at a price of $5.00 per share.

We do not expect any secondary market in our common stock to develop for the foreseeable future. As a result, you should not expect to be able to resell your common stock regardless of how we perform and, if you are able to sell your common stock, you are likely to receive less than your purchase price.  While we currently intend to seek quotation of our shares on the OTC Bulletin Board and/or the OTCQB, there can be no assurance that we will be successful in listing our shares on the OTC Bulletin Board and/or the OTCQB.  As a result of these factors, an investment in our common stock is not suitable for investors who require short or medium term liquidity.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. An investment in our common stock should be considered speculative and involves a high degree of risk, including the risk of a substantial loss of your investment.  See “Risk Factors” beginning on page 5 to read about the risks you should consider before buying shares of our common stock.  An investment in our common stock is not suitable for all investors.  We intend to continue to issue common stock in this offering and, as a result, your ownership in us is subject to dilution.  See “Risk Factors—Risks Relating to this Offering.”

This prospectus contains important information that a prospective investor should know before investing in our common stock.  Please read this prospectus before investing and keep it for future reference.  We will file annual, quarterly and current reports, proxy statements and other information about us with the SEC, as required.  This information will be available free of charge by contacting us at our executive offices, 3216 SE 30th Street, Del City, Oklahoma 73115 or by telephone at (405) 672-8400.  The SEC also maintains a website at www.sec.gov that contains such information.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is         , 2014.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	5
FORWARD-LOOKING STATEMENTS	14
USE OF PROCEEDS	14
DETERMINATION OF OFFERING PRICE	15
CAPITALIZATION	16
DILUTION	16
MARKET FOR COMMON EQUITY	17
DESCRIPTION OF BUSINESS	18
MANAGEMENT'S DISCUSSION AND ANALYSIS	27
LEGAL PROCEEDINGS	32
DIRECTORS, EXECUTIVE OFFICERS, PROMOTER AND CONTROL PERSONS	32
EXECUTIVE COMPENSATION	34
TRANSACTIONS WITH RELATED PARTIES	35
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	36
DESCRIPTION OF SECURITIES	37
PLAN OF DISTRIBUTION	39
DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT VIOLATIONS	40
EXPERTS	40
LEGAL MATTERS	40
AVAILABLE INFORMATION	40
INDEX TO FINANCIAL STATEMENTS	41

You should rely only on the information contained in this prospectus that we authorize to be distributed to you.  We have not authorized anyone to provide you with additional or different information.  If anyone provides you with different or inconsistent information, we take no responsibility for it and you should not rely on it.  The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

This document may only be used where it is legal to sell these securities.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any circumstance in which the offer or solicitation is not authorized or is unlawful.

PROSPECTUS SUMMARY

AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, “WE,” “US,” “OUR,” AND “OZ SAFEROOMS” REFERS TO OZ SAFEROOMS TECHNOLOGIES, INC. THE FOLLOWING SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU.  YOU SHOULD READ THE ENTIRE PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION TO PURCHASE OUR COMMON STOCK.

Our Company

We manufacture and market tornado shelters that are known as “saferooms.” Our saferooms are impenetrable, above-ground concrete emergency shelters designed to protect the occupants during tornadoes, hurricanes and other disasters. An Oz Saferoom represents the next generation of storm protection, providing a technological upgrade to traditional storm shelters. Applying our patent-pending method of monolithic reinforced concrete construction, we build the Oz Saferoom without the joints and seams that weaken conventional storm shelters. Whereas a conventional storm shelter is designed to withstand the impact of a 15 pound wooden 2x4 travelling at 100 mph, the Oz Saferoom is designed to – and has – withstood a direct hit from an F5 (wind speeds of 200 mph or greater) tornado – the kind that are becoming all-too-common in the Tornado Alley of the Southwest. To our knowledge, the Oz Saferoom is the only above-ground monolithic concrete saferoom available commercially in the U.S.

Oz Saferooms Technologies, Inc. was incorporated in Oklahoma on October 18, 2010 as the successor to a business originally organized in New York State in 2002. To date we have installed 390 Oz Saferooms, all within a relatively short distance from our headquarters in Oklahoma City. Our plan is to use a portion of the proceeds of this offering to develop a second facility in Tulsa, then expand throughout the area susceptible to tornados (Texas, Oklahoma, Kansas, Missouri) as rapidly as available capital and labor resources permit.

We intend to use the greater portion of the net proceeds from this offering to equip additional installation crews and to fund our expansion. We believe that the demand for our product already demonstrated, despite our modest investment in advertising, indicates that we will be able to efficiently utilize a large increase in additional installation capacity as soon as we can fund the new crews and provide them the necessary training. Each additional installation crew requires a capital investment of approximately $565,000: $400,000 for equipment and $165,000 for training and working capital.

Our factory and principal executive offices are located at 3216 SE 30th Street, Del City, Oklahoma 73115. Our phone number is (405) 672-8400.

Industry Overview

There are a large number of manufacturers offering storm shelters and saferooms. The National Wind Institute at Texas Tech University, which provides testing for compliance with FEMA's debris impact criterion, has certified compliance with that criterion by over 90 manufacturers, the greater number of which are located in Oklahoma and its adjacent states. Because installation of a saferoom is labor-intensive, none of these manufacturers has developed a market share beyond its local region nor is there any dominant participant in the market. While below-ground shelters have been the traditional protection against tornadoes, evidence has accumulated that below-ground shelters expose the users to injuries during entry and exit, to flooding, and to a significant risk of being trapped by debris when the tornado has passed. As a result, there has been a growing preference for above-ground shelters in recent years.

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Our Competitive Strengths

Our competitive strength is the quality and reliability of our product. Working with the Rochester Institute of Technology (RIT), we have developed a design and construction process that we submit to rigorous testing procedures, including the mechanical properties tests promulgated by the American Society for Testing and Materials (ASTM) as well a finite element analysis developed by RIT and our own impact testing. This combination of test procedures has enabled us to develop a unique product that can withstand catastrophic forces of energy whether installed as a stand-alone product or retrofitted into an existing home or institution.

We market the Oz Saferoom as a unique technological upgrade to any storm shelter or saferoom available in the U.S. Although for most of our customers the Oz Saferoom is their first investment in tornado protection, a not insignificant number purchase the Oz Saferoom to replace an existing storm shelter when they realize the significant benefits and added protections that it offers:

•	The seamless construction of our saferoom means the homeowner has no need to fear damage from flying debris, not even cars or trucks.
•	There are no joints in an Oz Saferoom, so there is no place where tornado wind can cause a rupture nor any seam at the foundation from which the Oz Saferoom can be sheared.
•	The danger posed by electric wires downed by a storm is eliminated inside an Oz Saferoom, but is significant and occasionally fatal in the metal structures sold by our competitors.
•	When tornados cause broken utility conduits, traditional underground shelters can be flooded or filled with natural gas; the inhabitants of an Oz Saferoom are protected.
•	Cell phone communications, radio and television can be had from inside a concrete saferoom, relieving the stress of riding out a storm, and allowing the inhabitants to maintain communication with emergency responders.
•	Our technology allows us to retrofit an Oz Saferoom into an existing commercial or residential property, where it can function as a meeting room, kitchen, office, bedroom or living room, when not needed for its primary saferoom function.

The overall feeling that our customers experience on entering an Oz Saferoom is a sense of security. Even as Mother Nature wreaks havoc on their neighborhood, our customers know they and their loved ones will survive to rebuild, if necessary.

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our common stock. If any of these risks is realized, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our common stock would likely decline, and you may lose part or all of your investment. Below is a summary of some of the principal risks we face:

•	The labor required to pour a monolithic concrete saferoom makes the product more expensive than competitive metal saferooms. We may be unable to persuade potential customers of the benefits of paying a premium for our product.
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•	If, as we increase the number of our installation crews, we are unable to maintain the quality of production that has characterized the Oz Saferoom and serves as our competitive advantage, our brand will lose its value and our growth strategy will fail.
•	Unless our pending patent application is approved, competitors with greater financial resources than ours may copy our monolithic pour technique and reduce the potential market for our saferooms by offering similar saferooms at a lower price. Even if our patent is issued, the cost of enforcing the patent through litigation could interfere with our ability to enjoy the full benefit of our intellectual property.
•	As none of our officers, directors or employees has any experience in the management of a public company, we may not adequately serve our investors' interests. If we do not take adequate steps to aid the development of a liquid market for our common stock, investors may be unable to fully benefit from the growth of our company.
•	This offering is being made without the benefit of an underwriter or the assistance of any broker-dealer. The offering will be made by members of our management. The lack of experience among our management in carrying on a public offering of securities may result in the offering being completed without obtaining the proceeds needed to fully implement our business plan. The absence of any broker-dealer involvement in the offering may also delay or prevent the development of a trading market for our shares.

Corporate Information

Our principal executive offices are located at 3216 SE 30th Street, Del City, Oklahoma 73115. Our telephone number is (405) 672-8400. The URL for our corporate website is www.ozsaferooms.com.

THE OFFERING

The Issuer:	Oz Saferooms Technologies, Inc.
Securities Being Offered:	4,000,000 shares of common stock.
Price Per Share:	$5.00
Maximum Offering Amount	$20,000,000
Securities Issued and Outstanding:	There are 13,803,100 shares of common stock issued and outstanding as of the date of this prospectus.
Subscriptions	All subscriptions once accepted by us are irrevocable.

Duration of the Offering:

The shares will be offered for a period of one year from the date of this prospectus. The offering will terminate on the earlier of (i) when the offering period ends (one year from the date of this prospectus), (ii) the date when the sale of all 4,000,000 shares is completed, or (iii) when the Board of Directors decides that it is in the best interest of the Company to terminate the offering prior the completion of the sale of all 4,000,000 shares.

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Offering Costs

We estimate our total offering costs to be approximately $60,000. In addition, if we engage Selling Agents to assist in the offering, we will pay a commission of up to 7.5% of the gross proceeds received from investors introduced by such Selling Agents.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

We are offering for direct sale no more than 4,000,000 shares of our common stock. If we successfully raise the Maximum Offering Amount, gross proceeds will be $20,000,000, from which we will pay commissions of up to 7.5% to Selling Agents, if the Company engages Selling Agents in connection with the offering. This offering will initially be conducted on a self-underwritten basis and the common stock will be sold by our officers and directors. The Company may be able to sell only a small portion of the securities available in this offering and a purchaser in the offering may be one of a very limited number of buyers. If we raise only a nominal amount of proceeds, it will be difficult for us to grow our business to a level at which shareholders can realize a return on their investment. There are no assurances that the Company will be able to raise additional capital as may be needed, or increase revenue levels and achieve profitability.

Investors in this offering will make payment for the Shares to Frontier State Bank (the “Escrow Agent”). Payment should be delivered to the Escrow Agent at the address provided in the Subscription Agreement. All subscription funds will be deposited in a non-interest-bearing account by the Escrow Agent and will be forwarded to the Company at the end of each two weeks, provided the Company has received notification from the Escrow Agent that the Subscription Agreements are properly executed, funds have cleared before shares are released to investors and that investors receive shares when the Company receives funds. Subscriptions will be irrevocable once accepted by the Company. The Company reserves the right to begin using these proceeds as soon as the funds have been received or any time thereafter and will retain broad discretion in the allocation of the net proceeds of this offering. The precise amounts and timing of the Company’s use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors. See “Use of Proceeds.”

The offering price of the common stock has been determined arbitrarily and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth.

There is presently no public market for our securities and an active trading market may never develop. We do not expect any secondary market in our common stock to develop for the foreseeable future. As a result, investors should not expect to be able to resell purchased common stock regardless of how we perform and, if investors are able to sell purchased common stock, they are likely to receive less than their purchase price.  While we currently intend to seek quotation of our shares on the OTC Bulletin Board and/or an OTC Market Group quotation system such as the OTCQB, there can be no assurance that we will be successful in listing our shares on the OTC Bulletin Board and/or an OTC Market Group quotation system.  As a result of these factors, an investment in our common stock is not suitable for investors who require short or medium term liquidity.

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SUMMARY FINANCIAL INFORMATION

The tables and information below are derived from our audited financial statements for the period from January 1, 2012 to December 31, 2013 and our unaudited financial statements for the six-month periods ended June 30, 2014 and 2013.

Summary Statement of Operations
	Six Months Ended June 30,		Year Ended December 31
	2014	2013	2013	2012
Revenue	$1,327,453	$267,298	$1,014,396	$365,941
Gross Profit	572,676	112,109	418,488	153,181
Income (Loss) from Operations	98,634	(200,107)	(404,697)	(420,279)
Net Income (Loss)	142,260	(202,610)	(367,344)	(429,413)
Net Income (Loss) Per Share	$0.01	$(0.01)	$(0.02)	$(0.02)

Summary Balance Sheets
	June 30, 2014	December 31, 2013	December 31, 2012
Current Assets	$1,711,660	$1,293,472	$1,613,632
Total Assets	3,510,759	3,135,584	3,644,130
Total Liabilities	86,797	73,882	307,084
Total Shareholders' Equity	$3,423,962	$3,061,702	$3,337,046

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

i. Risks Attendant To Our Business

Several manufacturers in Oklahoma offer metal, above-ground safe rooms that meet FEMA standards. The retail cost is approximately half of the retail cost of a basic Oz Saferoom. This competitive advantage may limit the available market for the Oz Saferoom.

There are approximately two dozen companies in Oklahoma that market above-ground reinforced steel shelters that have been tested at the National Wind Institute at Texas Tech University and found compliant with FEMA 320 and 361 standards. Many of these companies sell shelters for prices as low as 60% of the cost of an Oz Saferoom, as the labor cost involved in manufacturing and installing a steel shelter is less than the labor cost that we incur in providing an Oz Saferoom. For that reason, we compete with steel shelters on the basis of quality and safety - an Oz Saferoom is better protected against lightning than a steel shelter and its unibody construction eliminates the risk of shearing from its foundation to which steel shelters bolted to a concrete foundation are subject. Nevertheless, our inability to compete on the basis of price means that the most price-sensitive customers are likely to prefer a steel, above or below grade (cellar) shelter to an Oz Saferoom, which could limit our sales volume.

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Oz Saferooms has not submitted its shelter for testing by the National Wind Institute at Texas Tech University. As a result, shelters that have been successfully tested at the National Wind Institute may have a competitive advantage.

The National Storm Shelter Association (NSSA) identifies the National Wind Institute at Texas Tech University as the primary industry resource for testing whether storm shelters meet FEMA safe room standards. The National Wind Institute utilizes a debris impact test that consists of propelling a 2" x 4" at the shelter at varying speeds. A list of manufacturers whose shelters have completed the debris impact test is published on the website of the National Wind Institute, and the manufacturers commonly advertise that their products have been shown by the National Wind Institute test to meet FEMA 320 and 361 standards. Oz Saferooms Technologies is not a member of the NSSA because we believe its primary mission is to aid the marketing efforts of the storm shelter manufacturers that we intend to eclipse. Likewise, the Oz Saferoom has not been tested at the National Wind Institute because our management does not believe that the debris impact test performed there is an adequate test of the durability and safety of a safe room. Nevertheless, potential customers and joint venture partners who value the results of the National Wind Institute testing may prefer a safe room that has undergone National Wind Institute testing to an Oz Saferoom, which could reduce our sales and/or business opportunities.

In order to expand our business to a competitively viable level, we will have to commit our financial resources to the development of work crews, investing in both equipment and personnel training. If a significant number of our work crews prove to be inefficient, our resources will be diminished and our business will not be profitable.

Our operations only began to generate profits this year, and then only in modest amounts. Our profits are limited primarily because gross profit has been inadequate to offset our fixed overhead costs. To achieve significant profitability, we plan to utilize the proceeds from this offering to substantially increase the number of our work crews, which will allow us to accept more purchase orders and so increase gross profit. The addition of a work crew entails investment in equipment and training. Based on currently available financing for equipment and the costs we have incurred to date in training personnel, we estimate that our net cash investment in training and equipping a new work crew will be approximately $400,000. If the crew is as productive as we expect, we will recoup that investment in seven months. However, a considerable number of factors could cause a new crew to be less productive than we expect, including inadequacies of the personnel, a slow-down in order flow, weather interruptions, and any of the several production risks described in this prospectus. If some or all of our new crews prove to be less productive than we have anticipated, our cash flow will suffer and our business may be unprofitable.

Purchase of a safe room is discretionary spending for most consumers. The success of our marketing will depend, in part, on the strength of the economy in Oklahoma. If home owners defer purchase of a safe room due to economic uncertainty, our sales will suffer.

The home upgrades industry is subject to cyclical market pressures caused by a number of factors that are out of our control, such as general economic and political conditions, levels of new construction, interest rates and population growth. To the extent that cyclical market factors adversely impact overall demand for building upgrades, such as storm shelters, or the prices that we can charge for our products, our net sales and margins would likely decline in the same time frame as the cyclical downturn occurs. Because much of our overhead and expense is relatively fixed in nature, a decrease in sales and margin generally could have a significant adverse impact on our results of operations. Also, the unpredictable natures of the cyclical market factors that impact our industry make it difficult to forecast our operating results.

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Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

Like other manufacturers of products that are used by consumers, we face an inherent risk of exposure to product liability claims in the event that the use of our safe rooms results in injury. A structural failure by one of our saferooms could result in the death or serious injury to its occupants. Since we have limited operating history, we cannot predict whether or not product liability claims will be brought against us in the future, or the effect of any resulting negative publicity on our business. Moreover, we may not have adequate resources in the event of a successful claim against us. We currently carry a commercial general liability policy that provides $2 million indemnity. A claim resulting from a failure by one of our saferooms could easily exceed that amount. The successful assertion of product liability claims against us, therefore, could result in potentially significant monetary damages and if our insurance protection is inadequate to cover these claims, they could require us to make significant payments.

If our patent applications are not approved, we will have limited protection against competitors who copy our building techniques.

We have a patent pending for our safe room. If it is not approved by the U.S. Patent and Trademark Office, then our know-how will be our only technological advantage. An employee who pays attention while we are constructing safe rooms will be able to learn the skills we apply to produce our safe rooms. In the absence of patent protection, we will have limited ability to prevent an ex-employee or anyone else from competing with us by copying our construction techniques. Our only competitive advantage would be the quality associated with our brand. However, if our patent application is denied and our reputation is inadequate to give us an advantage over copycat construction, the existence of such competition could reduce our sales volume.

If we are unable to protect our intellectual property, while maintaining a “first to market” status, it will increase competition and competitive pricing that may have an impact on our future growth.

We have filed a patent application with the United States Patent and Trademark Office (USPTO) for our concrete safe room and method of construction. We cannot be certain that the patent application will be approved by the USPTO. In addition, we cannot be certain that we will be able to successfully defend any patent that is issued. We may be required at times to take legal action to protect our proprietary rights. Patent and/or trade secret litigation is costly and, even if we prevail, the cost of such litigation could adversely affect our financial condition.

Our business will be characterized by seasonal fluctuations. Quarter-to-quarter sales growth will not be consistent, which could have an adverse effect on our stock price.

A substantial portion of our concrete pouring and curing processes take place in uncovered, outdoor areas. Inclement weather often causes a slowdown or cessation of these outdoor production activities, thereby reducing our production capacity. Construction activity in Oklahoma is often inhibited by adverse weather during the winter and during the storm season. During those times, our crews may be unable to install saferooms, and may be limited to constructing inventory and forms in our factory. As a result, we can experience reduced revenues from December through February and depend on our revenues realized during the other months of the year. We often experience lower profits, or losses, during the winter months and must have sufficient working capital to fund our operations at a reduced level until the spring construction season.

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There are low barriers to entry into competition in storm shelters, which can result in significant downward pressure on the prices that we can charge our customers.

The quality associated with an Oz Saferoom results from the expertise that our staff has accumulated in techniques for single-pour concrete construction. Others can gain similar expertise through experience, or can claim such expertise with sufficient plausibility to convince potential customers of their skill. As a result, to the extent that we are successful in developing a substantial market for single-pour concrete storm shelters, it is likely that competitors will enter the market. Those with access to equipment financing will not require a large amount of capital necessary to enter into competition with us on a small scale. If enough small-scale competitors emerge, the adverse effect on our potential market could be significant.

If government assistance to purchasers of storm shelters is not available, the size of our potential market will be limited.

The purchase of a safe room represents a major investment for many of our customers. The availability of government benefits aimed at assisting home owners in acquiring and owning storm shelters would expand the size of our potential market. At times in the past, federal loan guarantees were available to help finance the purchase of qualified storm shelters; that program was terminated, however. Currently, the only government-sponsored financial benefit available to our customers in Oklahoma is a provision of the Oklahoma tax law adopted in 2013 that exempts from property taxation the value of retrofitted saferooms and the land on which they sit. The number of customers able to purchase a saferoom will depend, in part, on continuation of that tax benefit as well as on the adoption of other government assistance programs. If government assistance is not available to potential customers, our sales will be reduced.

If we are not able to recruit skilled executives and marketing personnel, we will not be successful in expanding our business.

Due to our modest capital resources, we have operated with a minimal administrative staff, most of whom assist in field operations in addition to their administrative duties. As we expand, we will require additional skilled administrators, executives and marketing personnel, capable of managing our growing company. The competition for experienced administrative personnel in the Oklahoma City area is considerable, and we may experience difficulty attracting and retaining the highly qualified personnel we require. If it occurs that we are not able to engage qualified managerial staff, our business may operate less efficiently than it should and our growth may be hindered.

ii. Risks Attendant to our Corporate Governance and Disclosure Practices

Because our CEO will continue to own 57% of our outstanding common stock, even if all the shares being offered are sold, he will make and control corporate decisions that may be disadvantageous to minority shareholders.

Even if the maximum offering of shares is sold, Andrew J. Zagorski, our CEO, will own 57% of the outstanding shares of our common stock. Accordingly, he will have significant influence in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control.  The interests of Mr. Zagorski may differ from the interests of the other stockholders and may result in corporate decisions that are disadvantageous to other shareholders.

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None of our officers or directors has experience managing a public company which is required to establish and maintain disclosure control and procedures and internal control over financial reporting.

We have never operated as a public company. None of our officers or directors has experience managing a public company nor any company that was required to establish and maintain the kind of disclosure controls and procedures and internal control over financial reporting required of a public company. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations that are required for a public company that is reporting company with the Securities and Exchange Commission. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected.

As an “Emerging Growth Company” under the Jobs Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and
•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. Even if we no longer qualify for the exemptions for an emerging growth company, we may still be, in certain circumstances, subject to scaled disclosure requirements as a smaller reporting company. For example, smaller reporting companies, like emerging growth companies, are not required to provide a compensation discussion and analysis under Item 402(b) of Regulation S-K or auditor attestation of internal controls over financial reporting.

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Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our shareholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York Stock Exchange and the Nasdaq Stock Market as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on the New York Stock Exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted these measures.

Because only one of our directors is independent, we do not currently have independent audit or compensation committees. This situation means that the Board will determine the direction of our company with only limited contribution of insights from outside observers with an objective perspective. This may limit the quality of the decisions that are made. In addition, the members of our board who are also officers have the ability, among other things, to determine their own levels of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our shareholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We may be exposed to potential risks and significant expenses resulting from the requirements under section 404 of the Sarbanes-Oxley Act of 2002.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting.  We expect to incur significant continuing costs, including accounting fees and staffing costs, in order to maintain compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002. Development of our business will necessitate ongoing changes to our internal control systems, processes and information systems. If our business develops and grows, our current design for internal control over financial reporting will not be sufficient to enable management to determine that our internal controls are effective for any period, or on an ongoing basis. Accordingly, as we develop our business, such development and growth will necessitate changes to our internal control systems, processes and information systems, all of which will require additional costs and expenses.

In the future, if we fail to complete the annual Section 404 evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

Once we cease to be an emerging growth company, as of each fiscal year end thereafter, our independent registered public accounting firm will be required to evaluate and report on our internal controls over financial reporting in the event we become an accelerated filer or large accelerated filer. To the extent we find material weaknesses or other deficiencies in our internal controls, we may determine that we have ineffective internal controls over financial reporting as of any particular fiscal year end, and we may receive an adverse assessment of our internal controls over financial reporting from our independent registered public accounting firm. Moreover, any material weaknesses or other deficiencies in our internal controls may delay the conclusion of an annual audit or a review of our quarterly financial results.

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If we are not able to issue our financial statements in a timely manner, or if we are not able to obtain the required audit or review of our financial statements by our independent registered public accounting firm in a timely manner, we will not be able to comply with the periodic reporting requirements of the SEC. If these events occur, our common stock listing could be suspended or terminated and our stock price could materially suffer.

We have the discretion to not register our shares of common stock under section 12 of the Securities Exchange Act of 1934. If we fail to do so, we would not be immediately subject to the certain reporting obligations of section 12 registrants.

We plan to register our shares of common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934 upon the effectiveness of this registration statement of which this prospectus forms a part. However, if we failed to do so, we would be exempt from certain reporting requirements required of Section 12(g) filers. These requirements include the proxy rules, the filing of ownership reports by our officers, directors, and 10% shareholders and Regulation 13D pertaining to ownership reports required to be filed by 5% shareholders. As a result, there would be less information about these matters than if we were subject to Section 12 of the Securities Exchange Act of 1934.

Some of our operating expenses will increase significantly as a result of operating as a public company, and our management will be required to devote substantial time to complying with public company regulations.

Until ___________, 2014, the effective date of our IPO registration statement on Form S-1, we operated as a private company. Upon effectiveness, we became a public company. As a public company, we will incur additional legal, accounting, compliance and other expenses that we had not previously incurred as a private company. We are obligated to file annual and quarterly information and other reports with the SEC as required by the Exchange Act and applicable SEC rules. We will need to institute a comprehensive compliance function, establish internal policies, ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis, utilize outside counsel and accountants in the above activities and establish an investor relations function.

The Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules subsequently implemented by the SEC, have imposed increased regulation and disclosure obligations and have required enhanced corporate governance practices of public companies. Our efforts to comply with evolving laws, regulations and standards are likely to result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities. These changes will require a significant commitment of additional resources. We may not be successful in implementing these requirements, and implementing them could materially adversely affect our business, results of operations and financial condition. If we do not implement or comply with such requirements in a timely manner, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC. Any such action could harm our reputation and the confidence of investors and customers in our company and could materially adversely affect our business and cause our stock price to decline.

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Certain provisions of Oklahoma law could discourage, delay or prevent a merger or acquisition at a premium price.

We are subject to Section 1090.3 of the Oklahoma General Corporation Act, Oklahoma's anti-takeover law. In general, this section prevents an Oklahoma corporation from engaging in any of a broad range of business combinations with an "interested shareholder" - i.e. a stockholder owning 15% or more of such corporation’s outstanding voting stock - for a period of three years following the date on which such stockholder became an “interested” stockholder. In order for us to consummate a business combination with an “interested” stockholder within three years of the date on which the stockholder became “interested,” either (1) the business combination or the transaction that resulted in the stockholder becoming “interested” must be approved by our board of directors prior to the date the stockholder became “interested,” (2) the “interested” stockholder must own at least 85% of our outstanding voting stock at the time the transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans) or (3) the business combination must be approved by our board of directors and authorized by at least two-thirds of our stockholders (excluding the “interested” stockholder). This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders. Any delay or prevention of a change of control transaction or changes in our board of directors and management could deter potential acquirers or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then-current market price for their shares of our common stock.

iii. Risks Attendant To This Offering

Our offering is being made on a best efforts basis with no minimum amount of shares required to be sold for the offering to proceed.

In order to expand our business to the point where it can provide a significant return on investment to our shareholders, we require funds from this offering. However, our offering is being made on a best efforts basis with no minimum amount of shares required to be sold for the offering to proceed. During fiscal 2013 we incurred a loss from operations totaling $404,697, approximately equal to our gross profit. In the first six months of this year, our revenue exceeded total revenue for all of 2013, and yielded income from operations of $98,634 - adequate to show a profit, but insufficient to fund significant expansion. To achieve growth, we will have to invest in developing additional production crews. However, if we raise only a nominal amount of proceeds in this offering, we will be unable to make the investment in additional crews necessary to achieve significant profitability. As a result, our financial results would be poor and our stock price might suffer.

Because the offering price has been arbitrarily set by the Company, you may not realize a return on your investment upon resale of your shares.

The offering price of the Company’s shares has been arbitrarily determined by us and does not bear any relationship to assets, earnings, book value or any other objective criteria of value. Additionally, as the Company has only achieved profitable operations for a period of several months, the price of the offered shares is not based on its past earnings. No investment banker, appraiser or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares. This lack of inherent support for the offering prices increases the risk that our stockholders may not be able to receive a return on their investment when they sell their shares of common stock.

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Our officers and directors do not have any prior experience in the public offering and sale of securities , and our offering does not require a minimum amount to be raised. As a result of this we may not be able to raise enough funds to sustain our business and investors may lose their entire investment.

Consequently, we may not be able to raise any funds successfully. Also, the best effort offering does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our business will suffer and your investment may be materially adversely affected. Our inability to successfully conduct a best-effort offering could be the basis of your losing your entire investment in us.

We are selling this offering without an underwriter and may be unable to sell any shares. In addition, our management's lack of experience in the public sale of securities could make it difficult for us to establish a trading market.

This offering is self-underwritten, that is, we have no immediate plan to engage the services of an underwriter to sell the shares. Initially and possibly throughout the offering, our shares will be offered by our officers and directors, who will receive no commissions. None of our officers or directors has any experience conducting a public securities offering. There is no guarantee, therefore, that they will be able to sell any significant number of the shares. As noted above, if we are unable to obtain the funds necessary to expand our business, it is likely that our operations will remain unprofitable, in which case investors in this offering may lose money. In addition, in order for a trading market to commence, we will have to secure a trading symbol for our common stock by making application to FINRA. If our officers and directors have made significant mistakes in the manner in which they sell the shares, FINRA may refuse to issue a trading symbol, which would prevent the initiation of a trading market for our common stock.

Unless a trading market for our securities develops, you will have difficulty selling any shares you purchase in this offering.

We are not registered on any market or public stock exchange. There is presently no demand for our common stock and no public market exists for the shares being offered in this prospectus. We plan to contact a market maker immediately following the completion of the offering and apply to have the shares quoted on the OTC Bulletin Board or the OTCQB, which is managed by OTC Markets. We cannot guarantee that our application will be accepted or approved and our stock listed and quoted for sale.  As of the date of this filing, there have been no discussions or understandings between Oz Saferooms Technologies, Inc. and any market maker regarding participation in a future trading market for our securities. If no market is ever developed for our common stock, it will be difficult for you to sell any shares you purchase in this offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all. In addition, if we fail to have our common stock quoted on a public trading market, your common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

Even if a market for our common stock develops, the stock price is nevertheless likely to be volatile. You may have difficulty obtaining a price for your shares that you consider reasonable.

If a trading market for our common stock develops, the trading price of our common stock is likely to fluctuate substantially, primarily affected by supply and demand with only limited reference to underlying value. Unless and until significant daily volume occurs in the trading market for our shares, the price of the common stock will be affected by many factors that are beyond our control and may not be directly related to our operating performance. As a result of these factors, you cannot be assured that when you are ready to sell your shares, the market price will accurately reflect the value of your shares or that you will be able to obtain a reasonable price for your shares.

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We do not expect to pay dividends in the foreseeable future.

We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock in the near future, a return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

FORWARD LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern our financial condition, results of operations and business plan. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus and the other documents incorporated by reference that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act. These forward-looking statements are not guarantees of future performance, and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the risks discussed in this prospectus; however many of the important factors that will determine our results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

If we raise the Maximum Offering Amount, the gross proceeds from this offering will be $20,000,000.  Because there is no minimum offering, however, the gross proceeds may range from $0 to $20,000,000. Although we have not engaged any Selling Agent and intend that, initially, the offering will be sold by our officers and directors, for purposes of the table below, we have assumed the payment of commissions to Selling Agents in an amount equal to 7.5% of the gross proceeds. In addition, we have deducted estimated offering expenses of $60,000 payable by the Company.

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The following table sets forth the Company's estimated use of the net proceeds of this Offering, assuming gross proceeds of $5,000,000, $10,000,000 and $20,000,000.

Gross Proceeds	$ 5,000,000	$ 10,000,000	$ 20,000,000
Offering Expenses	435,000	810,000	1,560,000
Net Proceeds	$ 4,565,000	$ 9,190,000	$ 18,440,000

Installation Crews(1)	$ 950,000	$ 2,200,000	$ 4,500,000
Equipment and Vehicles(1)	2,000,000	4,700,000	9,500,000
Establish Tulsa Operations(2)	1,000,000	1,000,000	1,000,000
Establish Texas Operations(3)	--	--	1,500,000
Marketing	300,000	650,000	1,000,000
Working Capital	315,000	640,000	940,000
	$ 4,565,000	$ 9,190,000	$ 18,440,000

(1)	Approximately $565,000 is required to purchase the capital equipment required for a new installation crew, to recruit and train the personnel for the crew, and to provide the initial working capital until the crew becomes self-sustaining.

(2)	Funds will be used to acquire land and a building in Tulsa to house a second manufacturing and marketing facility. The allocation of proceeds above includes working capital required to initiate operations in the new facility. The expansion would give us a presence in Oklahoma's two largest cities.

(3)	Funds will be used to acquire land and a building in a city in Texas (Dallas, likely) to house a third manufacturing and marketing facility. The allocation of proceeds above includes working capital required to initiate operations in the new facility.

The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, changes in government regulation, availability of joint venture opportunities, and other developments. Accordingly, our management will have broad discretion in the application of the proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

DETERMINATION OF OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by our management. The price of $5.00 per share does not bear any relationship to our book value, assets, past operating results or financial condition. The factors that management considered in determining the offering price were our estimates of the fair value of our technology and intellectual property, our expectations for the business potential and earnings prospects of Oz Saferooms Technologies, as well as the general condition of the securities market.

 At the conclusion of this offering we intend to engage a market maker to apply to have our common stock quoted on the OTCQB or the OTCBB. In order to be so quoted, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that our common stock will trade in a public market or, if such a market should develop, that it will trade at market prices in excess of the initial offering price, as the prices quoted in any public market which may develop will be determined by the marketplace and will be influenced by many factors, including the depth and liquidity of such market.

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CAPITALIZATION

The following table sets forth our cash and capitalization, each as of June 30, 2014, on an actual basis and on an as adjusted basis to give effect to the issuance of the 1,000,000 or 4,000,000 shares of common stock offered hereby.  The As Adjusted columns assume the payment of 7.5% commissions to Selling Agents and additional offering expenses of $60,000. You should consider this table in conjunction with our financial statements and the notes to those financial statements included in this prospectus.

	As of June 30, 2014 (unaudited)
	Actual	As Adjusted (1)	As Adjusted (2)
Total debt	$0	$0	$0

Shareholders’ equity:
Common Stock, $.0005 par value	6,901	7,401	8,901
Additional paid in capital	5,765,114	10,329,614	24,203,114
Accumulated deficit	(2,348,053)	(2,348,053)	(2,348,053)

Total shareholders' equity	3,423,962	7,988,962	21,863,962

Total debt and shareholders' equity	$3,423,962	7,988,962	$21,863,962

(1) Assumes 1,000,000 shares sold for net proceeds of $4,565,000.

(2) Assumes 4,000,000 shares sold for net proceeds of $18,440,000.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase also occurs because the shares held by our existing shareholders have a book value that is lower than the offering price of $5.00 per share. The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

As of June 30, 2014, the net tangible book value of our shares of common stock was $3,423,962 or approximately $0.25 per share based upon 13,803,100 shares outstanding.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares offered are sold, the net tangible book value of the 17,803,100 shares to be outstanding will be $21,863,962 or approximately $1.23 per share. The following table shows the effect that sale of all of the shares offered will have on net tangible book value.

Public offering price per share		$5.00
Net tangible book value per share as of June 30, 2014	$0.25
Increase in book value per share attributable to new investors	$0.98
Adjusted net tangible book value per share after this offering		$1.23
Dilution in net tangible book value per share to new investors		$3.77
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After completion of this offering, if all 4,000,000 shares are sold, investors in the offering will own 22.5% of the total number of shares then outstanding for which they will have made cash investment of $20,000,000, or $5.00 per share. Our existing stockholders will own 77.5% of the total number of shares then outstanding, for which they have made contributions totaling $5,772,015 or $0.42 per share.

If 50% of the Shares Are Sold

Upon completion of this offering, in the event 2,000,000 of the offered shares are sold, the net tangible book value of the 15,803,100 shares to be outstanding will be $12,613,962 or approximately $0.80 per share. The following table shows the effect that sale of 50% of the shares offered will have on net tangible book value.

Public offering price per share		$5.00
Net tangible book value per share as of June 30, 2014	$0.25
Increase in book value per share attributable to new investors	$0.55
Adjusted net tangible book value per share after this offering		$0.80
Dilution in net tangible book value per share to new investors		$4.20

After completion of this offering, if 2,000,000 shares are sold, investors in the offering will own 12.7% of the total number of shares then outstanding for which they will have made cash investment of $10,000,000, or $5.00 per share. Our existing stockholders will own 87.3% of the total number of shares then outstanding, for which they have made contributions totaling $5,772,015 or $0.42 per share.

If 25% of the Shares Are Sold

Upon completion of this offering, in the event 1,000,000 of the offered shares are sold, the net tangible book value of the 14,803,100 shares to be outstanding will be $7,988,962 or approximately $0.54 per share. The following table shows the effect that sale of 50% of the shares offered will have on net tangible book value.

Public offering price per share		$5.00
Net tangible book value per share as of June 30, 2014	$0.25
Increase in book value per share attributable to new investors	$0.29
Adjusted net tangible book value per share after this offering		$0.54
Dilution in net tangible book value per share to new investors		$4.46

After completion of this offering, if 1,000,000 shares are sold, investors in the offering will own 6.8% of the total number of shares then outstanding for which they will have made cash investment of $5,000,000, or $5.00 per share. Our existing stockholders will own 93.2%% of the total number of shares then outstanding, for which they have made contributions totaling $5,772,015 or $0.42 per share.

MARKET FOR COMMON EQUITY

There is not currently, and there has never been, any market for any of our securities. Our securities are not eligible for trading on any national securities exchange or any over-the-counter markets, including the OTC Bulletin Board or the quotation systems of the OTC Markets, and we cannot assure you that they will become eligible. In connection with this offering, we intend to arrange for a registered broker-dealer to apply to have our common stock quoted on the OTC Bulletin Board and on the OTCQB.

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As of the date of this prospectus, we had 13,801,100 shares of common stock outstanding held of record by 273 persons. Our common stock is more fully described in the section of this prospectus entitled "Description of Securities."

We have never paid cash dividends on our securities and we do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future.  We intend to retain any future earnings for reinvestment in our business.  Any future determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our board of directors deems relevant.

There are no outstanding options or warrants to purchase, or securities that could be converted in, our common stock. We do not have any equity compensation plans or any individual compensation arrangements with respect to our securities, although we may adopt such plans or enter into such arrangements in the future.

DESCRIPTION OF BUSINESS

Oz Saferooms Technologies Inc. uses a proprietary concrete pouring process to make impenetrable, above-ground emergency shelters designed to protect people from injury and death during tornadoes and other disasters. Our trademarked product is the Oz Saferoom™, a fully vented, 20-ton, steel-reinforced, monolithically poured concrete structure. Since the floor and footing are seamlessly integrated with the walls and ceiling, the structure will not shear from its base. The Oz Saferoom has proven itself in the way that matters most: by surviving a direct hit from a Category F-5 Super Twister in Oklahoma’s Tornado Alley.

To the best of our knowledge, the Oz Saferoom is the only above-ground, concrete saferoom built without joints or seams that is available commercially in the U.S. While there are other manufacturers who offer seamless wall and ceiling construction, their products are bolted to an existing slab, leaving a seam that can be sheared by the full force of an F5 tornado. Only the Oz Saferoom is entirely monolithic, from the ceiling through the foundation. We have a U.S. patent pending on the Oz Saferoom, its unique door, and our proprietary method of fabrication.

Most Oz Saferooms are fabricated at the customer’s site: retrofitted into existing garages and homes, installed in rear or side yards, or constructed on new home sites as part of the concrete slab or as a free-standing structure. Oz Saferooms have also been installed as part of commercial buildings, protecting employees and providing a sense of security. In addition, we maintain an inventory of Oz Saferooms that were fabricated and warehoused in our assembly plant. The inventory is delivered to the customer by an innovative “knuckle boom” crane and truck system that facilitates precise delivery and placement of our 20 ton structures. The availability of this inventory allows us to offer as-needed delivery to commercial customers, while the factory manufacturing process affords us improved profit margins. As we develop relationships with builders and national retailers, we expect that factory-manufactured saferooms will represent a growing portion of our sales volume

We believe the market in the U.S. for our core 5'x5' and 5'x8' products is large, given the unpredictability and lethal power of extreme weather in this country. However, the technology for forming these structures can also be applied to larger buildings, whether as a fully-realized structure or retrofitted to provide a saferoom environment within an existing structure. It is our plan, when resources are available, to compete for contracts to provide saferooms for schools, community shelters, daycare centers, and 911 Emergency facilities. The technology can also be used to build tornado-proof homes: we have already completed the structural design for the nation’s first Oz Safe House, which we plan to locate as a demonstration model on the site in Moore, Oklahoma where one of our earliest Oz Saferooms withstood a direct hit from an F-5 tornado. In that same neighborhood, the Moore Oklahoma Medical Center currently uses prefabricated Oz Saferoom structures to protect its employees and hazardous materials in the event of a tornado.

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Development of the Company

Andrew J. Zagorski, President and CEO of Oz Saferooms Technologies, Inc., developed his expertise in the fabrication of massive, complex concrete structures while working on civil engineering projects such as Rochester, New York’s Pure Water Tunnel System and for the hydroelectric tunnel systems constructed under Niagara Falls. Mr. Zagorski developed a unique technology for fabricating “unified- seamless” structures. Using this technique, Mr. Zagorski can complete a complex structure, pouring all of the concrete for the footings, floors, walls, and ceiling in a single continuous pour. This forming technology allows a newly poured multi-ton concrete ceiling to be supported by newly poured “wet walls": no joints or seams are created. Moreover, the concrete for the complete structure can be poured in one day. Other less sophisticated concrete forming technologies require a multi-pour method of fabricating structures, which adds significant cost and time to a project and creates joints and seams that weaken the structure.

In late 1998, the Federal Emergency Management Agency (“FEMA”), after noting the recurrent failures of underground storm shelters due to flooding, gas infiltration and post-storm blocked exits, which often resulted in the death of the occupants, establised new design criteria for above-ground shelters. A representative of FEMA contacted Mr. Zagorski as an expert in designing and forming cast-in-place steel-reinforced concrete structures. In response to the FEMA inquiry, Mr. Zagorski designed and built a new survivable tornado shelter to be constructed above ground of steel reinforced concrete, which exceeded FEMA storm shelter performance criteria. This design allowed high integrity Oz SaferoomTM tornado shelters to be constructed on a building site in a manner that is both expeditious and economical. FEMA subsequently showed the Oz Saferoom at the National Weather Center in Norman, Oklahoma as part of its presentation on “Project Impact,” a severe storm mitigation program. The Oz Saferoom was presented as a severe storm mitigation success due to its complete survival after taking a direct hit from the F5 tornado that struck Moore, Oklahoma in 2003. FEMA 320 publication, "Taking Shelter from the Storm", features the story of a family who survived the 2003 Moore tornado while sheltered in an Oz Saferoom.

After developing the Oz Saferoom, Mr. Zagorski engaged the Rochester Institute of Technology in Rochester, New York to test it. A team of RIT engineers structurally analyzed the Oz Saferoom using finite element analysis as well as a theoretical analysis. The team also conducted extreme impact tests, including dropping a 3,675 lb. Chevy Citation from a crane onto an Oz Saferoom. The RIT team concluded that the Oz Saferoom is capable of withstanding four times the impact of the most severe tornado debris.

Mr. Zagorski moved his company to Oklahoma (closer to the target market) in early 1999.

Today, Oz Saferooms Technologies is operating a 6-acre industrial park where manufacturing and training take place in Del City, Oklahoma.

The Oz Saferoom

The standard Oz Saferoom has 25 square feet of floor space (5’ x 5’), and is retailed for $7,999. We also offer a handicapped-accessible saferoom with 40 square feet of floor space (5' x 8'). However, the structure can be also fabricated according to customer preferences. For example, at customer request, we have installed saunas in many of our 40 sq. ft. saferooms, affording customers a secondary, non- emergency use for the structure. The Oz Saferoom can be installed as a free-standing structure or added (poured/constructed) inside existing structures.

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In 1999 FEMA published its "National Performance Criteria for Tornado Shelters," and mandated that the performance criteria be used by design professionals, manufacturers, building officials, and emergency management officials to ensure that shelters provide a high level of protection during tornadoes. FEMA's Performance Criteria for above-ground shelters included:

•	Shelter walls, ceiling and floors must withstand wind velocity of 250 mph (3-second peak gust) without any separation of elements (such as separation of walls from floors or ceilings from walls), and any such separation will constitute a failure of the shelter.
•	The entire structure must resist failure from overturning, shearing (i.e. sliding) or uplift.
•	The shelter must withstand a 15-lb 2x4 wood board propelled horizontally into the shelter wall at 100 mph.
•	Access doors and door frames, as well as ventilation shrouds, must also satisfy the stress resistance criteria listed above. Doors must be attached to their frame with no less than six points of contact.

The Oz Saferoom has substantially exceeded each of the performance criteria required by FEMA. With its massive weight, approximately 40,000 pounds, it cannot shear (slide) or be lifted by a tornado or hurricane force winds. And because it is built monolithically (i.e., no joints) it cannot come apart from the forces of a Super Twister. We know this because the Oz Saferoom has already passed one of the most rigorous tests Mother Nature has to offer. On May 8, 2003, Oz Saferooms fabricated during “Project Impact” with FEMA, a pilot production program, were in the direct path of an F-5 tornado in Moore, Oklahoma. These saferooms saved lives and showed no signs of damage whatsoever.

To put that into perspective: an F-5 tornado, also known as a Super Twister, carries winds over 200 miles per hour. During an F-5, well-built houses are cleaned from their foundations and thrown great distances. Trees become debarked, and automobile-sized debris turns into missiles that fly up to 300 feet. Steel structures are badly damaged.

Due to its impressive performance, the Oz Saferoom has been featured on the Weather Channel, the Discovery Channel, and NOVA (the Public Broadcasting System’s science- oriented television program). In addition, National Geographic called the Oz Saferoom “the best invention for the 21st century.” Most recently, the Oz Saferoom was featured on the PBS program "Ask this Old House."

Manufacturing

We fabricate an Oz Saferoom from a few simple raw materials. Approximately 60% of the raw material cost is allocated to wet concrete. Currently Dolese Concrete supplies most of our concrete, but suppliers are readily available. The remaining 40% of the raw material cost is allocated to steel rebar and plate steel, pine 2x4's, form plywood, and standard off-the-shelf hardware. All of these materials are available at Home Depot, as well as any number of other suppliers.

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Manufacturing efficiency is achieved by allocating the labor among members of an installation crew that has sufficient experience with each other that their efforts are complementary. Within a single installation crew there are three sub-crews: the forming crew that digs the base and builds the wooden form, the pouring crew that handles the concrete, and the stripping crew that removes the form, installs the door, bench and tile floor. Currently, our labor force is organized into a single installation crew of four employees per installation process, the minimal with which we can function effectively. When resources are available, we will expand the size of each crew to at least 19 employees, a crew size that we project to be capable of installing 25 saferooms per month, weather permitting. The components of our installation crew, as currently constituted and as optimally constituted, are:

Current Installation Crew	Optimal Installation Crew
1 Forming Crew	2 Forming Crews
1 Pouring Crew	1 Pouring Crew
1 Stripping Crew	2 Stripping Crews
Door and Form Builder	Door and Form Builder
Sales and Permit Administrator	Sales and Permit Administrator
Clerk	Clerk(1)
Foreman	Foreman(1)

(1) A single clerk and a single foreman can serve those functions for up to four installation crews.

With the capital infusion that we hope to gain from this offering, we plan to train, equip and add several installation crews, at an estimated capital cost of $565,000 per crew. Besides allowing us to fulfill many more orders, the increase in our staff will have two benefits made evident by the comparison of current to optimal crews above. First, matching a single pouring crew with two forming crews and two stripping crews doubles the efficiency of the pouring crew, which is currently underutilized. Second, at present, because we have only one complete installation crew, the clerk and foreman are likewise underutilized, as they are each capable of performing those functions for up to four installation crews. We anticipate, therefore, that our labor force will be significantly more efficient once properly staffed.

The actual fabrication and installation is a three day process. At a customer's location, a forming crew of three dig the earth to provide correct footing and floor thickness, then form the saferoom with prefabricated forms that are standardized, and built at the factory. These forms are capable of being used up to 10 times or more with minimal maintenance and repair.

On the second day a pouring crew of four pour the footing and floor by hand, insuring quality control, while our concrete vendor (or, if needed, our portable batch plant) arrives with fresh mixed concrete which is then poured in a concrete pump and delivered to the forms, where one man pours and spreads the concrete while a second man vibrates it. While the third man is operating the pump, the fourth is helping with the hose and relaying information from the pourer to the pump controller.

On the third day, a crew of three strip and stack the forms. The door, which has been fabricated at our factory, is hung. A tile floor is installed, along with a fold up bench, and the room is complete.

The entire process takes three days - unless it rains. In the event of rain, we try to schedule work on a saferoom that is being installed within a pre-existing structure, as are approximately 20% of our saferooms. However, in the event of a rain-filled or stormy season, our production and sales rate will tend to slow.

The process to build a saferoom is eco-friendly. We recycle any nails and scrap steel from the construction of the saferoom. Any concrete leftover at the factory is used for fabrication; on job sites, left over concrete is used to provide homeowner with a step into an existing shed, or to repair broken concrete on their site. Any additional concrete is flushed back in the cement mixer and cleanup is done at their plant under governing regulations. Our retired wood forms do not fill landfills; instead we use the wood to heat the factory’s shop, with an exterior wood burning stove.

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Factory Assembly

As funds have come available over the past several years, we have developed an inventory of Oz saferooms pre-fabricated at our factory/warehouse. Besides expanding our marketing opportunities, development of our inventory has served as a training experience for our staff and a vehicle for research and development by our design team. As of June 30, 2014 we had 157 finished saferooms in the inventory, with a book value (manufactured cost) of $822,916. We keep one employee on staff whose skill is using a crane-equipped flatbed to deliver these 20 ton products safely. During 2013, 26% of the 111 saferooms that we installed came from inventory.

Our factory assembly and storage capacity supplements our onsite construction activities by providing important benefits:

•	Factory assembly of our saferooms is more cost-efficient than onsite assembly. So sales from our inventory generally produce better gross profit margins than sales with onsite construction.
•	Our ability to offer as-needed delivery from our inventory provides us an important tool for marketing to the construction industry, for whom delivery delays can result in costly wastage of labor and equipment committed to the delayed project.
•	During the winter and stormy periods, when onsite construction is not possible, we are able to keep our labor force engaged in factory production and maintain a flow of revenue by making deliveries from our inventory.

As working capital becomes available, we plan to market our products to home builders and national retailers, who can form a loose distribution network for our products. We are already in discussions with Home Depot about the possibility of marketing the Oz Saferoom in Home Depot stores in Oklahoma. That arrangement, if realized, or something similar would allow us to achieve some of the efficiencies of assembly-line factory production, with resulting improved operating margins.

Quality Control

The core message that supports our marketing efforts is that the Oz Saferoom is a technological upgrade over any shelter available - and the upgrade is necessary to assure your family's protection. That message will only be effective if the products that we deliver and install fulfill the promise implicit in the message. A photograph of even one seriously storm-damaged Oz Saferoom, circulated on the Internet, could defeat our entire marketing program. To assure ourselves that no such photograph will ever be taken, we have worked closed with the Rochester Institute of Technology (RIT) to develop a state-of-the-art design process and testing procedure for our materials and our end product.

The principle element of our testing procedures is an analysis and sensory system to determine the forces of energy that the Oz Saferooms are capable of sustaining. That system is comprised of three protocols:

•	ASTM standard mechanical properties testing of concrete samples. ASTM International, formerly known as the American Society for Testing and Materials (ASTM), is a globally recognized leader in the development of international consensus standards. Today, some 12,000 ASTM standards are used around the world to improve product quality, enhance safety, facilitate market access and trade, and build consumer confidence. The ASTM cement and concrete standards that we apply measure the properties of the concrete we use, including strength, elasticity, hardness, and workability.
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•	Finite element analysis. Soon after Andrew Zagorski designed the Oz Saferoom, we engaged a group of engineers at RIT to test its strength. The engineers used the displacement formulation of the finite element method to calculate component displacements and stresses that an Oz Saferoom would experience under the loads that would result from an F5 tornado. The engineers concluded that the Oz Saferoom is capable of withstanding four times the impact of the most severe tornado debris.
•	Impact testing. The National Wind Institute tests a storm shelter by shooting a 15 lb. 2x4 at it. We tested the Oz Saferoom by dropping a 3,675 lb. Chevy on it. A storm shelter caught in an F5 tornado will be hit by 2x4s; unfortunately, it may also have a Chevy dropped on it. We wanted to make sure our Oz Saferoom would stand firm under the impact of a Chevy - and it did.

This multi-faceted process of testing our saferoom structure has provided us a design that represents a new industry standard. To assure that each essential design criterion is adhered to in each Oz Saferoom, we have developed extensive qualify assurance guidelines, which include QA guidelines for management of the quality of raw materials and assemblies, guidelines for the conduct of production, and thorough inspection protocols. With the assurance provided by our testing procedures and quality assurance guidelines, we are confident that any product we deliver, whether stand-alone or retrofitted to an existing structure, is certain to withstand the catastrophic forces of energy that accompany an F5 tornado or the most powerful hurricane.

Intellectual Property

Our primary competitive advantage arises from the special quality of our product - the only monolithic steel reinforced concrete above-ground shelter available in the U.S. That quality is the result of the know-how that our founder, Andrew Zagorski, applied to the project that FEMA brought to him. The technology that he developed is proprietary to us, and the source of our competitive advantage. We have taken care, therefore, to protect it. Employees whom we train are made to understand that the knowledge we are providing them is our property, and they each sign a confidentiality agreement promising to use that knowledge only for our company.

In 2011 we filed U.S. patent application 13/317,632, which we modified in 2013 in response to comments from the Patent and Trademark Office. The patent remains pending. Its title is "Concrete Saferoom and Method of Manufacture," and the specific inventions claimed include the monolithic structure, the form assembly that permits a monolithic concrete pour, the sliding door that seals the monolithic structure, the method of supporting the sliding door, and various aspects of our method for pouring concrete.

To protect the value of our brand, we have registered with the Patent and Trademark Office “Oz” as a trademark for use with saferooms and “Oz Saferooms Tech” as a service mark for use in connection with custom manufacture of saferooms.

Our Market

The target market for the Oz Saferoom is anywhere a deadly tornado can strike. This encompasses a large area of the continental United States. In 2013 55 individuals were killed by tornados in seven states, and seven storms each produced over $1 Billion in property damage. The National Weather Service reports that since 1991, the U.S. has experienced an average of 1,253 tornados per year, with tornadoes occurring in 47 of the 50 states.

FEMA has indicated that the potential market for saferooms in the U.S. ranges from 30 to 50 million units. States that have the most severe wind activity contain approximately one-third of the 110 million homes in the U.S. (2000 Census Data). This includes approximately 25 million single-family homes and represents a potential market in excess of $180 billion dollars.

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We have located Oz Saferooms Technologies, Inc. in the heart of Tornado Alley (Texas, Oklahoma, Kansas, Nebraska). Our facility, consisting of executive offices, factory and warehouse, is located in a suburb of Oklahoma City, a metropolitan area of 270,000 homes, where tornadoes are a constant fact of life. With adequate proceeds from this offering, we plan to open a second location in Tulsa, giving us access to the largest markets in the U.S.. As we develop staff with the proper expertise, we plan to develop a chain of locations throughout the states most affected by tornados.

A business advantage for the Oz Saferooms tornado shelter is the availability of low interest rate loans provided by Tinker Federal Credit Union, an Oklahoma financial institution, to qualifying, creditworthy, customers. Tinker will finance 100% of the cost of the saferoom over a 5 year period at a current annual interest rate of 2.99%.

In 2013 the Oklahoma legislature added a significant benefit for purchasers of saferooms - tax exemption. Throughout the state, homeowners can now exempt from their property taxes their saferoom and the portion of their property on which the saferoom is located. Similar property tax exemption laws are under consideration in Arkansas, Alabama, Mississippi, Kansas and Iowa.

Marketing

Our marketing program to date has been primarily spot advertising and word-of-mouth. Our lack of capital has forced us to choose between investing in marketing to generate new orders and fulfilling the orders already in house - and we have generally allocated our funds to the latter cause. To date, sales have primarily occurred when adjacent homeowners see Oz crews and yard signs displayed while working in their neighborhood. The use of box vans for tools and equipment used on each crew containing product information in body wraps provide brand marketing along with a moving billboard when crews are traveling to and from job sites.

The minimal amounts of spot advertising that we have purchased has been successful in sparking interest and sales of the product, which makes us confident that a broader marketing program would yield positive results. We plan, therefore, to apply a portion of the proceeds of this offering to advertising campaigns in mass circulated print, brand marketing and web based media along with television commercials. In addition, we plan to bring and display Oz Saferooms direct to the consumer through home and garden shows, the Oklahoma state fair, weather and tornado safety conventions and through memberships with homebuilder and construction associations.

Early in the last decade, FEMA funded rebate programs offered by local governments that helped fund the purchase of saferooms by lower income households. That program was terminated in the middle of the decade, but recent tragedies in Missouri and Oklahoma have spurred calls for a renewal of government assistance to saferoom purchasers. Our management is currently working local and state agencies to lobby for these rebate programs, which could significantly expand the market for our product..

Competition

There are a large number of manufacturers offering storm shelters and saferooms. The National Wind Institute at Texas Tech University, which provides testing for compliance with FEMA's debris impact criterion, has certified compliance with that criterion by over 90 manufacturers, the greater number of which are located in Oklahoma and its adjacent states. Because installation of a saferoom is labor- intensive, none of these manufacturers has developed a market share beyond its local region nor is there any dominant participant in the market.

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Traditionally, people have sought protection from tornadoes in underground storm cellars. However, serious problems exist with underground cellars, including flooding, possibility of asphyxiation, mold, entrapment, infestation by insects and snakes, the inability to open the door in high winds, and difficult access for the aged, infirmed, or handicapped.

Attempts to make underground structures watertight have resulted in some structures being so buoyant as to pop out of the ground when tornadoes cause flooding. In addition, broken natural gas lines can cause gas to infiltrate underground shelters, asphyxiating the occupants. Further, large debris dropped by a tornado—trees, houses, or vehicles - can bury the shelter entrance, trapping its occupants underground.

To prevent the risk of being trapped in underground shelters, building codes often require that they be built at least 60 feet away from a residence. While that distance (if available) reduces the risk that the homeowner's house will crash onto the underground shelter, it means that the family must traverse this distance to reach the shelter, sometimes in the dark, through thunderstorms, hail, lightning, and high winds containing debris. This is particularly difficult for the elderly and the handicapped.

As the problems with below-ground shelters have become evident, above-ground tornado shelters known as saferooms, have become the generally recommended solution. As noted above, a large number of companies are manufacturing above-ground saferooms. Most are sold for prices significantly lower than the $7,999 retail price of an Oz Saferoom. The reason our competitors have this price advantage is that they are producing storm shelters made of fiberglass, metal or concrete structures with seams, all proven to fail. They are generally marketed as “Storm Shelter” and are tested to provide “safety from windblown debris.” These storm shelters are not built to protect occupants from a direct hit; the methods of anchoring and products built in sections (i.e. not monolithic) have been known to fail.

We believe that, with proper marketing, we can convince a large portion of the potential market that the Oz Saferoom is a sufficiently superior solution to warrant the extra cost, by persuading them to consider the following benefits:

•       Short Construction Cycle

Our “unified-seamless” construction method requires only a single continuous concrete pour. The entire forming, pouring and stripping process can be completed in a 3-day period - 2 days if we utilize a saferoom from our inventory. This is substantially more cost effective than alternative concrete structures, which require a minimum of three separate concrete pours and will take weeks to complete, as a minimum of 28 days are required for the footings to cure before weight can be placed on them.

•       No Joints Provide Greater Strength

Prefabricated saferooms are generally delivered in pieces. These pieces must be carried to the site and assembled. The joints inherent in these structures can cause fundamental weaknesses in their design. Additionally, these structures are often attached to concrete slabs using anchor bolts and fasteners, which may fail under the severe impact of storm-driven projectiles.

The concrete used in the Oz Saferoom underwent strength testing at the Rochester Institute of Technology (RIT) in Rochester, New York in the spring of 2004. The concrete showed a maximum compressive strength of 8,034 psi, which exceeded Oz Saferooms’ own 5,000 psi maximum compressive strength specification. RIT’s test report concludes that both finite element analysis and impact tests yielded results that were in agreement: “The structure is able to withstand typical tornado debris and is capable of withstanding four times the impact of the most severe debris.”

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•       Electrical Safety

The design of the Oz Saferoom helps insulate families from the electrical danger of downed power lines, which are common in severe windstorms. Competing metal saferooms offer little protection from electrical hazards and lightning strikes, and have on occasion resulted in electrocutions.

•       Communications With Family Members

Families waiting out storms in Oz Saferooms can use their televisions, cellular phones and radios to keep in touch with their loved ones and with emergency response teams. Underground and all-metal structures may isolate occupants from communicating with the outside.

•       A Feeling of Security

People feel secure when they enter an Oz Saferoom, thanks to its massive walls, ceiling, and secure door. Riding out hailstorms and withstanding severe impacts in this structure is simply more comfortable than in a noise-amplifying metal structure. In fact, we have tested the Oz Saferoom with people who experience phobias, and they reported feeling comfortable and at ease.

Future Operations

As noted earlier, Andrew Zagorski acquired his expertise in monolithic concrete construction while building massive public works projects in upstate New York. It follows, then, that the same technology utilized in building a 25 sq. ft. Oz Saferoom can be applied to larger constructions desired by government, community and commercial institutions. Our plans for the future include a variety of specially engineered products for institutions, such as:

•	Anti-terrorist, Fire, Hurricane, Earthquake, and Tornado-proof homes
•	Community shelters (compliant with the Americans with Disabilities Act)
•	Shelters at daycare centers
•	911 and emergency response shelters
•	Telecommunications co-location facilities
•	Saferooms for race horses, classic cars, and other valuable assets
•	Saferooms for pharmaceutical, chemical and haz-mat storage
•	Storage of bacteria, viruses, toxins and other hazardous materials that could be subject to theft terrorists

We have already completed the blueprints and forms for the Oz Safe House, a reinforced concrete residence that will be tornado-proof and flood-proof. We plan to construct the Oz Safe House as a show piece in Moore, Oklahoma, at the site where in 2003 an Oz Saferoom demonstrated the efficacy of our concept by withstanding a direct hit by a F-5 tornado.

The expansion that we contemplate will require a ready supply of trained laborers to man our installation crews. To assure us of the labor force we require, we have allocated a portion of the proceeds from this offering to the development of the Oz Saferooms Tech Center, a trade school for specialized training in the trades needed to build saferooms. Some of these skills will include fabricating forms and doors, steel

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work, including cutting, bending and installing rebar. Fabrication of the steel components necessary to complete door installation, concrete work that includes; pumping, forming, finish and flat work, and tile and stone art. We have already had promising discussions with the Oklahoma state government about possible joint efforts to use the opportunities that will be offered by the Oz Saferooms Tech Center to reduce the level of unemployment at Oklahoma's several Indian reservations.

Employees

Oz Saferooms Technologies currently employs eighteen individuals, including management. Four employees perform executive, administrative and marketing functions; the remainder are involved in the manufacture and installation of saferooms. None of the Company's employees are represented by a labor organization and the Company is not aware of any activities seeking such organization.  The Company considers its relationships with its employees to be satisfactory.

Property

Our executive offices, factory and warehouse are located on a 4 acre property in Del City, a suburb of Oklahoma City. Early this year we purchased for $200,000 an adjacent parcel of 2 acres that is currently vacant. We plan to develop additional manufacturing and warehouse capacity on the adjacent parcel. The property in Del City Oklahoma is owned by the company without lien.

The company also owns a vacant lot in Moore Oklahoma (where one of the saferooms took a direct hit on May 8, 2003), which will be the site of the first Oz Safe House.

In January 2013 we made an Offer to Purchase Real Estate for a parcel of approximately 2.5 acres with an uncompleted building in Del City, Oklahoma. The purchase price is $550,000, including interest. We expect the purchase will occur during the fourth quarter of 2014. The property will be used for office space, additional manufacturing, and as the central hub for future satellite locations.

We believe that our property is adequate for our purposes for the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

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Emerging Growth Company Status

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. However, even if we no longer qualify for the exemptions afforded to an emerging growth company, we may still be, in certain circumstances, subject to scaled disclosure requirements as a smaller reporting company. For example, smaller reporting companies, like emerging growth companies, are not required to provide a compensation discussion and analysis under Item 402(b) of Regulation S-K or auditor attestation of internal controls over financial reporting.

Results of Operations

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013

Our sales nearly quintupled from the first half of 2013 to the first half of 2014, when we recorded $1,327,453 in revenue on sale of 144 units - an average of $9,218 per unit. The primary reasons for the sales growth were:

•	Word-of-mouth has increased awareness of our brand in the Oklahoma City area. In 2013 and 2012 our expenditures on advertising were only $26,602 and $7,470 respectively; in the first six months of 2014 our expenditures on advertising were $22,913. So our product has been primarily marketed via recommendations from prior customers. We intend to use a portion of the proceeds of this offering for a professional marketing program, which should increase demand for our product.
•	Tornado disasters in 2012 and 2013 in Oklahoma, Missouri and other states increased awareness of the need for storm protection among local residents.
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The primary reason that we have dedicated only a small amount to advertising is that we lack the capital resources necessary to produce saferooms at a faster pace of production. Even with minimal advertising, we currently have $203,480 in signed sales contracts. Any significant delay in fulfilling our orders would imperil our reputation in the market. That is the reason why we have allocated the larger portion of the proceeds from this offering to equipping and developing additional installation crews, which should enable us to expand our marketing program and fulfill the resulting orders on a timely basis.

Our gross profit of $572,676 during the six months ended June 30, 2014 represented an increase of 411% from the gross profit recorded in the six months ended June 30, 2014. Gross margin of 43.1% realized in the six months ended June 30, 2014 represented a modest improvement over the 41.9% gross margin obtained in the six months ended June 30, 2013, as we realized some of the efficiencies that come with expanded operations.

Our operating expenses during the six months ended June 30, 2014 increased by 52% from the operating expenses incurred during the six months ended June 30, 2013. The increase was attributable to our expanded level of operations, which has required an increase in administrative staff and a near-doubling of our vehicle costs.

We realized $98,634 in income from operations during the first half of 2014, a marked improvement from the loss of $200,107 that our operations produced in the first half of 2013. Because we paid-off the balance of our line of credit in January 2014 and carry no debt, our interest expense was only $205 in the period ended June 30, 2014 versus $2,694 during the six month period ended June 30, 2013. At the same time, profits were increased by the $43,629 gain that we realized when we sold some excess equipment whose book value had previously been depreciated. Our net pre-tax income was $142,260 in the six months ended June 30, 2014. In the comparable period of 2013, we incurred a net loss of $202,610.

The tax provision on our pre-tax income was $54,016. We entered 2014, however, with a net operating loss carryforward of $2,444,767 as a result of the losses we incurred in prior years. Since the tax codes permit us to offset that NOL carryforward against current income, we recorded a tax benefit of $54,016, and our net income for the first half of 2014 was the same amount as our net pre-tax income. The NOL carryforward of $2,298,516 that remained at June 30, 2014 will be available to offset that amount of future taxable income. However, we have not recorded any tax benefit with respect to the remaining NOL carryforward, as the fact that we have only recently become profitable makes us unable to conclude, for accounting purposes, that we are likely to realize taxable income in the future against which the NOL carryforward can be utilized.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Our sales increased by 177% from $365,941 in 2012 to $1,014,396 in 2013. All of our sales during 2012 were to homeowners. In 2013 our sales included six sales to commercial enterprises and 105 sales to homeowners.

Our gross profit increased in 2013 by 173% to $418,488, representing a gross margin of 41.3%. Our gross margin in 2012 was 41.9%, as the material costs and labor involved in manufacturing and installing a saferoom was stable from year-to year. In the future, gross margin may be improved by developing marketing relationships, such as with builders or with national retailers, in which we are able to fulfill orders by delivering from factory inventory. At the same time, as we add installation crews, we may suffer inefficiencies until new crews achieve sufficient experience, which would have a negative effect on gross margin.

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Our operating expenses increased by 44% from 2012 to 2013. The greater portion of the increase was attributable to:

•	an increase of $118,222 (273%) in professional fees. The increase primarily involved accounting and legal expenses related to our efforts to raise capital, both privately and in preparation for this offering. Upon completion of this offering, Oz Saferooms will be required to file annual, quarterly and current reports with the SEC, and will also incur expenses relating to investor relations. For this reason, professional fees are likely to remain at the 2013 level or higher.
•	an impairment loss of $64,457 recorded in 2013. The loss was incurred because in 2011 we purchased a public shell company with a view towards using it as a vehicle for becoming a reporting company. We recorded a purchase price of $74,457 as goodwill on our balance sheet. In connection with the preparation of our 2013 financial statements, we determined that the fair value of the shell company is only $10,000, and recorded the difference as an impairment expense in 2013.

The operating expenses that directly relate to our installation of saferooms - selling, general and administrative and vehicle operating costs - increased by only 31% (from $332,480 to $434,417) from 2012 to 2013, despite the significantly greater percentage increase in our sales. That efficiency arose, in large part from two situations that are likely to be altered by our use of the proceeds of this offering. First, as noted above, we have been spending less on marketing than is optimal, and we intend to use a significant portion of the proceeds of this offering to increase our marketing. Second, we have operated with a management of only modest size and, as they are committed to the efficient growth of the company, they have taken salaries and compensation that is modest for a public company. As our business expands, we will require additional managerial personnel, and will be required to pay competitive salaries in order to engage skilled managers. For these reasons, we anticipate that our selling, general and administrative expenses will increase in coming periods, as will our vehicle operating costs if we are successful in expanding our level of operations.

Our level of sales in both 2012 and 2013 was inadequate to support the level of overhead we have developed in anticipation of growth. As a result, we incurred operating losses of $404,697 in 2013 and $420,279 in 2012. As we have kept our borrowing levels low, interest expense was only $3,306 in 2013 and $10,100 in 2012, and our operating loss for 2013 was partially offset by a gain of $40,209 that we realized on sale of some unused equipment. The net result was that we recorded a net loss of $367,344 ($.02 per share) for 2013 and a net loss of $429,413 ($.02 per share) for 2012.

Liquidity and Capital Resources

The development of our business has been funded primarily by private sales of our equity to investors who are now our shareholders. As a result, we carry very little debt - none at June 30, 2014. We have also made a practice of paying our expenses as they are incurred, in order to develop goodwill with our vendors. As a result, we also carry a very low level of liabilities - $86,797 at June 30, 2014, all of which are classified as current liabilities. Our working capital of $1,624,863 at June 30, 2014, therefore, represented almost 95% of our current assets on that date.

Our current assets primarily consist of inventory - 157 saferooms that we have manufactured in our factory with a book value of $822,916. These pre-fabbed saferooms are kept on our premises for sale primarily to builders who will integrate our saferoom into a new home construction. The inventory on our balance sheet includes only a negligible amount of raw materials, as we order raw materials only when needed for a specific order, and utilize the materials promptly after they are delivered. This just-in-time inventory practice eliminates drain on cash reserves that results from stockpiling raw materials. On the other hand, our practice of ordering only as needed prevents us from taking advantage of certain cost reductions that come from purchasing raw materials in bulk.

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Our current assets include only a small amount of accounts receivable. Our policy to date has been to sell our saferooms to homeowners on a cash-on-delivery basis. As a result, the few accounts receivable that we record arise primarily from our sales to commercial enterprises. In the future, as we increase the portion of our business devoted to joint ventures and sales through national chains, we expect that the magnitude of our accounts receivable will increase. Likewise, if we are successful in developing a position in the government and government agency market, those sales will also often result in accounts receivable.

Our operations in the first six months of 2014 yielded $440,058 in cash, compared to $130,716 cash used by operations during the first six months of 2013. Cash flow from operations substantially exceeded net income, primarily due to our sale of saferooms from inventory, which reduced the book value of our inventory by $207,844. In addition, our net income was reduced by $94,936 in non-cash depreciation expense.

Cash flow from operations has been positive for the past twelve months, as we recorded cash used in operations of only $74,927 during the full year 2013, indicating positive cash flow of $55,789 for the last six months of 2013. Unless we incur inefficiencies as a result of expansion, we expect that our operations will remain cash flow positive in the future. During the six months ended June 30, 2014 and full year 2013, our cash commitment to equipment was relatively balanced, as we utilized the proceeds from selling surplus equipment ($46,834 in the first half of 2014; $59,000 in 2013) to fund additions to our equipment ($28,828 in the first half of 2014; $15,315 in 2013). Our plans for expansion within Oklahoma City used cash in both periods - during the first half of 2014 we deposited $26,300 toward the purchase of an office building; during the year 2013 we paid a deposit of $51,825 toward purchase of additional land, and purchased building materials for $61,792.

Our financing activities in both periods consisted of the private placement of common stock, with a portion of the proceeds in each period used to pay down the balance of the line of credit that we incurred to fund our operations during 2012.

Due to our modest liabilities and positive cash flow, we believe that our cash reserves and operations will be adequate to fund our operations for the next twelve months and the indefinite future.

Application of Critical Accounting Policies

In preparing our financial statements, we are required to formulate working policies regarding valuation of our assets and liabilities and to develop estimates of those values.  In our preparation of the financial statements for fiscal year 2013, there were three estimates made which were (a) subject to a high degree of uncertainty and (b) material to our results.  These were:

•	The determination, described in Note 2 to our Consolidated Financial Statements, to record our inventory of pre-fabricated saferooms at manufacturing cost. The number of saferooms in inventory at December 31, 2013 substantially exceeded the number of saferooms that we sold during 2013. As a result, we conducted a separate analysis to determine whether the book value of the saferooms in inventory was recoverable. Based on the demonstrated demand for our saferooms, we determined that it was more likely than not that we would recover the book value of the saferooms in inventory, and accordingly recorded no impairment of the book value of our finished goods inventory.

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•	The determination, described in Note 7 to our Consolidated Financial Statements, to record an impairment loss of $64,457 of the $74,457 book value of our subsidiary shell corporation, Apex 1, Inc. The determination was based on our review of the market for similar shell companies, as well as our ineffective efforts to sell our interest in Apex 1, Inc. for a higher price.

•	The determination, described in Note 9 to our Consolidated Financial Statements, to record a valuation allowance equal to the full amount of the deferred tax asset that arose from our net operating loss carryforward ("NOL"). The determination was based on our expectation that it is more likely than not that the NOL will expire before we generate sufficient taxable income to enable us to utilize the benefit of the NOL.

The estimates with respect to inventory and our NOL were replicated during the preparation of our financial statements for the six months ended June 30, 2014, as described in Notes 3 and 9 to the Consolidated Financial Statements for the six months then ended.

We made no material changes to our critical accounting policies in connection with the preparation of financial statements for fiscal year 2013.

Impact of Accounting Pronouncements

New accounting rules and disclosure requirements can significantly impact the comparability of our financial statements.  However, there are no recent accounting pronouncements that have had a material effect on our financial statements.

Off-balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTER AND CONTROL PERSONS

The officers and directors of the Company are:

Name	Age	Positions with the Company	Director Since
Andrew J. Zagorski	63	Chairman of the Board of Directors, Chief Executive Officer, Chief Financial and Accounting Officer	2010
Andrew P. Zagorski	33	Vice President, Secretary, Director	2014
James Caruso	45	Director	2013
Erich Menge	45	Director	2010

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Directors serve until the next annual meeting of shareholders. Officers serve at the will of the board of directors.

The following sets forth biographical information regarding the Company’s officers and directors.

Andrew J. Zagorski has been engaged for over 30 years in the construction of concrete forms - i.e. breakaway wooden forms into which wet concrete can be poured. His particular expertise lies in the construction of monolithically-poured cast-in-place steel reinforced structures. During his career, Mr. Zagorski has been involved with a number of large civil engineering projects involving monolithically-poured concrete construction, including the Pure Waters waste and stormwater facility in Rochester, New York. Since 1998 Mr. Zagorski has devoted his attention to the development of the Oz Saferoom, initially as the principal owner and CEO of Zagorski Forms, Inc. from 1999 to 2007, then as principal owner and CEO of Oz Forms Technologies from 2007 to 2010, and finally as principal owner and CEO of Oz Saferooms Technologies, Inc. Mr. Zagorski contributes to the board of directors his expertise in the construction of the Oz Saferoom and the business plan that will support our company’s growth. Andrew J. Zagorski is the father of Andrew P. Zagorski, Vice President and Secretary of Oz Saferooms.

Andrew P. Zagorski has been involved in the development of the Oz Saferoom since 1998. From 1999 until 2007, he served first as an apprentice to his father, then was employed as Vice President, first by Zagorski Forms, Inc., then from 2007 to 2010 by Oz Forms Technology, Inc., and finally by Oz Saferooms Technologies, Inc., since its formation in 2010. Since 2002 Mr. Zagorski has been involved in all aspects of our operations, including training crews, raising capital, and strategizing expansion. One major contribution that Mr. Zagorski made to our business was the development a method for building forms that increased the lifespan of the forms by 50%. Andrew P. Zagorski is the son of Andrew J. Zagorski, our CEO.

James Caruso has been assisting the management of Oz Saferooms since 2010. In addition to serving as a member of the board of directors since 2013, Mr. Caruso has provided a wide variety of administrative services to Oz Saferooms, including developing plans that standardize the construction of our saferoom forms, analyzing our construction procedures to achieve efficiencies, assistance with marketing and sales, and interfacing with our professional advisors. Mr. Caruso has been self-employed as an engineering consultant since 2001. He contributes to the board of directors the knowledge gained through 25 years experience in the construction industry, including administration and design of numerous municipal and residential projects.

Erich Menge has been engaged through the past fourteen years as owner and operator of out-patient healthcare enterprises that provide physical therapy and chiropractic services under contracts from national providers, including BlueCross BlueShield, Medicare, Aetna, Cigna and United Healthcare. Since 2012 Mr. Menge has also been involved in the development of an enterprise to market an innovative Class IV laser technology to leading healing centers in the U.S. and abroad. Prior to entering the healthcare field, from 1989 to 1995 Mr. Menge was employed as Marketing Manager by IVB Direct Marketing, a packaging and assembly company in Germany that began in a garage and expanded to a 250,000 sq. ft. facility during Mr. Menge's tenure. Mr. Menge has assisted the management of Oz Saferooms since 2001, and was appointed to the board in order that he can apply his experience in marketing to the roll-out of the Oz Saferoom. In1993 Mr. Menge was awarded a B.S. degree with a concentration in Kinesiology by McMaster University.

All of our directors hold offices until the next annual meeting of the shareholders of the Company, and until their successors have been qualified after being elected or appointed.  Officers serve at the discretion of the board of directors.

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Audit Committee; Compensation Committee; Nominating Committee

The Board of Directors has not yet appointed an Audit Committee, a Compensation Committee or a Nominating Committee. The functions that would be performed by such committees are performed by the Board of Directors. The Board of Directors does not have yet an “audit committee financial expert,” as we have not been able to recruit a qualified person to join the Board.

Procedure for Nominating or Recommending for Nomination Candidates for Director

The Board of Directors will consider candidates recommended by shareholders. However, the Board has no plan to hold an annual meeting of shareholders unless and until the Company’s securities are listed on an exchange. In the meantime, any shareholder who wishes to recommend a candidate for the Board should address the recommendation in writing to the Chairman of the Board at the Company’s principal executive offices.

Code of Ethics

The Company has not yet adopted a Code of Ethics that applies to its executive officers, as there are only two executive officers. The Board intends to adopt such a code in the coming year.

Director Independence

There is one member of our Board of Directors who is independent, as “independent” is defined in the rules of the NYSE MKT: Erich Menge.

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded to, earned by, or paid by Oz Saferooms to Andrew J. Zagorski, our Chief Executive Officer, and to Andrew P. Zagorski, our Vice President, for services rendered in all capacities to the Company during the years ended December 31, 2013, 2012 and 2011. There were no other executive officers whose total salary and bonus for the fiscal year ended December 31, 2013 exceeded $100,000.

	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Other Compensation
Andrew J. Zagorski	2013	$65,000	--	--	--	--
	2012	$50,000	--	--	--	--
	2011	$50,000	--	--	--	--

Andrew P. Zagorski	2013	$64,100	--	--	--	--
	2012	$100,000	--	--	--	--
	2011	$100,000	--	--	--	--

Employment Agreements

Oz Saferooms does not have employment agreements with any of the members of its management. All management employment is at will.

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Compensation of Directors

Andrew J. Zagorski and Andrew P. Zagorski receive no compensation for service on the board, other than the compensation that they receive for service as officers of the Company.

Since March, 2012 we have paid monthly fees ranging from $1,000 to $6,000 per month to a personal services company owned by James Caruso to compensate him for the consulting services that he has been rendering to Oz Saferooms. The total fee paid in 2013 was $46,900.

The remaining director, Erich Menge, has not received compensation to date for services as a director.

The board of directors intends that members of the board will receive cash and equity compensation for future services, but the terms of future compensation have not been determined.

Equity Grants

The following tables set forth certain information regarding the stock options acquired by the Company’s Chief Executive Officer during the year ended December 31, 2013 and those options held by him on December 31, 2013.

Option Grants in the Last Fiscal Year

	Number of securities underlying option granted	Percent of total options granted to employees in fiscal year	Exercise Price ($/share)	Expiration Date	Potential realizable value at assumed annual rates of appreciation for option term
					5%	10%
Andrew J. Zagorski	--	--	--	--	--	--

The following tables set forth certain information regarding the stock grants received by the executive officer named in the table above during the year ended December 31, 2013 and held by him unvested at December 31, 2013.

Unvested Stock Awards in the Last Fiscal Year

	Number of Shares That Have Not Vested	Market Value of Shares That Have Not Vested
Andrew J. Zagorski	--	--

TRANSACTIONS WITH RELATED PARTIES

In November 2013 Andrew J. Zagorski surrendered 10 million shares of common stock to Oz Saferooms Technologies, Inc. for the purpose of increasing the equity share of all other shareholders.

During 2013 the Company paid consulting fees totaling $46,900 to a personal services company owned by James Caruso, a member of the board of directors, as compensation for administrative and operational services that he performed.

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Except as noted above, none of the officers or directors of Oz Saferooms Technologies, Inc. has engaged in any transaction with Oz Saferooms Technologies, Inc. during the past two fiscal years or the current fiscal year that had a transaction value in excess of the lesser of $120,000 or one percent of the average of the Company’s total assets as of December 31, 2013 and December 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of the date of this prospectus by the following:

•	each shareholder known by us to own beneficially more than 5% of our common stock;

•       Andrew J. Zagorski, our Chief Executive Officer

•       each of our directors; and

•       all directors and executive officers as a group.

There are 13,803,100 shares of our common stock outstanding on the date of this report. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to their shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

In computing the number of shares beneficially owned by a person and the percent ownership of that person, we include shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days. We do not, however, include these “issuable” shares in the outstanding shares when we compute the percent ownership of any other person.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class
Andrew J. Zagorski	10,167,148	73.7%
Andrew P. Zagorski	400,000	2.9%
James Caruso	55,300	0.4%
Erich Menge(2)	73,200	0.5%
All officers and directors As a group (4 persons)	10,695,648	77.5%
(1)	Except as otherwise noted, all shares are owned of record and beneficially.
(2)	Shares are held by Erich and Dawn Menge as joint tenants.

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DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0005 per share. There are 13,803,100 shares of our common stock issued and outstanding those are held by 273 stockholders of record.

Common Stock

In the event of liquidation, holders of the shares of Common Stock are entitled to participate equally per Share in all of our assets, if any, remaining after the payment of all liabilities and any liquidation preference on our preferred stock if any is outstanding with a liquidation preference. Holders of the shares of our Common Stock are entitled to such dividends as the Board of Directors, in its discretion, may declare out of funds available therefore, subject to any preference in favor of outstanding shares of preferred stock, if any. The holders of shares are entitled to one vote for each share held of record in each matter submitted to a vote of shareholders. A majority of the outstanding shares of stock entitled to vote constitutes a quorum at any shareholder meeting. There are no preemptive or other subscription rights, conversion rights, cumulative voting, and registration or redemption provisions with respect to any shares of Common Stock.

Warrants, Options And Convertible Securities

We have not issued and do not have any outstanding warrants or options to purchase shares of our common stock, nor any outstanding securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Provisions that may Delay or Prevent a Change in Control

Under the Oklahoma General Corporation Act (the “Oklahoma Act”), mergers, consolidations and sales of substantially all of the assets of an Oklahoma Corporation must generally be approved by a vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon. Section 1090.3 of the Oklahoma Act, however, restricts certain transactions between an Oklahoma corporation (or its majority owned subsidiaries), and a holder of 15% or more of the corporation’s outstanding voting stock, together with affiliates or associates thereof (an “interested shareholder”). For a period of three years following the date that a shareholder becomes an interested shareholder, Section 1090.3 prohibits the following types of transactions between the corporation and the interested shareholder (unless certain conditions, described below, are met): (i) mergers or consolidations; (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation; (iii) the issuances or transfers by the corporation of any stock of the corporation that would have the effect of increasing the interested shareholder’s proportionate share of the stock of any class or series of the corporation; (iv) receipt by the interested shareholder of the benefit, except proportionately as a shareholder of the corporation, of any loans, advances, guarantees, pledges or other financial benefits provided by the corporation; (v) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation that is owned by the interested shareholder; and (vi) any share acquisition by the interested shareholder from the corporation pursuant to Section 1090.1 of the Oklahoma Act. These restrictions do not apply if: (1) before such person becomes an interested shareholder, the board of directors approved the transaction in which the interested shareholder becomes an interested shareholder or approved the business combination; or (2) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (a) persons who are directors and also officers, and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in any tender or exchange offer; or (3) at or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder. The provisions of Section 1090.3 are not currently applicable to Oz Saferooms, but will become so in the event that the Common Stock (or another class of our voting stock) is subsequently listed on a national securities exchange, authorized for quotation on the NASDAQ Stock Market, or held of record by 1,000 or more shareholders.

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The Oklahoma Act also contains provisions regulating a “control share acquisition,” which effectively deny voting rights to shares in an Oklahoma corporation acquired in control share acquisitions unless a resolution granting such voting rights is approved at a meeting of shareholders by an affirmative majority of all voting power, excluding all interested shares. A “control share acquisition” is one by which a purchasing shareholder acquires more than 1/5th, 1/3rd or a majority, under various circumstances, of the voting power of the stock of an “issuing public corporation.” An “issuing public corporation” is an Oklahoma corporation that has (i) any class of securities registered pursuant to Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934; (ii) 1,000 or more shareholders; and (iii) either (a) more than 10% of its shareholders resident in Oklahoma; (b) more than 10% of its shares owned by Oklahoma residents; or (c) 10,000 shareholders resident in Oklahoma.

Our Certificate of Incorporation limits, to the fullest extent permitted by Oklahoma law, the liability of a director to the Company or our shareholders for monetary damages for a breach of such director’s fiduciary duty as a director. Oklahoma law presently permits such limitations of a director’s liability except where a director breaches his or her duty of loyalty to the Company or our shareholders, fails to act in good faith or engages in intentional misconduct or a knowing violation of law, authorizes payment of an unlawful dividend or stock repurchase, or obtains an improper personal benefit. This provision is intended to afford directors additional protection, and limit their potential liability, from suits alleging a breach of the duty of care by a director. We believe this provision will assist the Company in maintaining and securing the services of directors who are not employees of the Company.

Our Bylaws provide that directors and officers shall be indemnified against liabilities arising from their services as directors and/or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to the Company’s best interests.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Transfer Agent

The transfer agent for our common stock is Interwest Transfer Company, 1981 Est 4800 South, Suite 100, Salt Lake City, Utah 84117.

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PLAN OF DISTRIBUTION

Currently we plan to have our officers and directors sell our common stock on a self-underwritten basis.  They will receive no discounts or commissions.  Our officers and directors will deliver prospectuses to those persons who they believe might have interest in purchasing all or a part of this offering.

As of the date of this prospectus, we have not entered into any arrangements with any Selling Agents for the sale of the securities.  We may engage one or more Selling Agents to sell the securities.  If we elect to do so, we will file a post-effective amendment to this registration statement to identify them. We intend to compensate Selling Agents that sell securities in this offering with a cash commission of no more than 7.5% of the gross proceeds from the securities sold by them.

Investors can purchase common stock in this offering by completing a Subscription Agreement, a copy of which is filed as Exhibit 99.1 to the registration statement of which this prospectus is a part, and sending it together with payment in full to Frontier State Bank (the "Escrow Agent") at the address provided in the Subscription Agreement.  All payments must be made in United States currency either by personal check, bank draft, or cashier check. There is no minimum subscription requirement. We expressly reserve the right to either accept or reject any subscription in whole or in part for any reason or for no reason.  Any subscription rejected will be returned to the subscriber, without interest or deductions, within five business days of the rejection date.  Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber.  Once we accept a subscription, the subscriber cannot withdraw it.

All subscription funds will be deposited in a noninterest-bearing account by the Escrow Agent and will be forwarded to the Company at the end of each two week period. The Company reserves the right to begin using these proceeds as soon as the funds have been received or any time thereafter and will retain broad discretion in the allocation of the net proceeds of this offering, provided the Company has received notification from the Escrow Agent that the Subscription Agreements are properly executed, funds have cleared before shares are released to investors and that investors receive shares when the Company receives funds. The precise amounts and timing of the Company’s use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.

The offering will be completed one year from the effective date of this prospectus, unless earlier terminated by our board of directors or the Maximum Offering Amount has been sold.

Our officers and directors will not register as broker-dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1.  Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer.  The conditions are that:

●	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and

●	the person is not at the time of their participation an associated person of a broker-dealer; and

●	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

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Our officers and directors are not statutorily disqualified, are not being compensated for selling the shares, and are not associated with a broker-dealer.  They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers.  They have not nor will they participate in the sale of securities of any issuer more than once every 12 months.  Only after the SEC declares our registration statement effective do we intend to advertise through tombstone advertising and hold investment meetings in various states.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXPERTS

The consolidated financial statements of Oz Saferooms Technologies, Inc. for the years ended December 31, 2013 and 2012 that are included in this prospectus and in the registration statement have been audited by DeLeon and Company, P.A., independent registered public accountants, to the extent and for the periods set forth in their report. The consolidated financial statements are included in this prospectus in reliance upon such report given upon the authority of DeLeon and Company, P.A. as experts in auditing and accounting.

LEGAL MATTERS

Our counsel, Robert Brantl, Esq., 52 Mulligan Lane, Irvington, NY 10533, has issued an opinion about certain legal matters with respect to the securities.

AVAILABLE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form S-1 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement. In addition, after the effective date of this prospectus, we will be required to file annual, quarterly and current reports, or other information with the SEC as provided by the Securities Exchange Act.  You may read and copy any reports, statements or other information we file at the SEC’s public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings are available to the public through the SEC Internet site at www.sec.gov.

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FINANCIAL STATEMENTS

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES

We have audited the accompanying consolidated balance sheets of OZ Saferooms Technologies, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2013. OZ Saferooms Technologies, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OZ Saferooms Technologies, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ De Leon & Company, P.A.

Pembroke Pines, Florida, June 6, 2014

F-1

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,	December 31,
	2013	2012
CURRENT ASSETS

Cash and cash equivalents	$223,717	$537,284
Accounts receivable	38,995	-
Inventory	1,030,760	1,076,348
Total Current Assets	1,293,472	1,613,632

PROPERTY AND EQUIPMENT, NET	1,574,795	1,812,341

OTHER ASSETS

Deposit on land contract	195,525	143,700
Building materials	61,792	-
Goodwill	10,000	74,457
Total Other Assets	267,317	218,157

TOTAL ASSETS	$3,135,584	$3,644,130

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$33,006	$5,500
Due to Shareholder	-	18,506
Line of credit	40,876	283,078

Total Current Liabilities	73,882	307,084

SHAREHOLDERS' EQUITY

Common stock, $0.0005 par value, 100,000,000
shares authorized, 13,759,100 and 23,740,700
shares issued and outstanding, respectively	6,879	11,870
Additional paid-in capital	5,545,136	5,448,145
Accumulated deficit	(2,490,313)	(2,122,969)

Total Shareholders' Equity	3,061,702	3,337,046

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,135,584	$3,644,130

See accompanying notes to consolidated financial statements.

F-2

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31,
	2013	2012

REVENUES	$1,014,396	$365,941
COST OF REVENUES	595,908	212,760

GROSS PROFIT	418,488	153,181

EXPENSES

Depreciation	162,789	197,680
Selling, general and administrative	298,701	229,784
Vehicles operating costs	135,716	102,696
Professional fees	161,522	43,300
Impairment loss	64,457	-

Total Expenses	823,185	573,460

LOSS FROM OPERATIONS	(404,697)	(420,279)

OTHER INCOME (EXPENSE)
Interest income	450	966
Interest expense	(3,306)	(10,100)
Gain on sale of assets	40,209	-

Total Other Income (Expense)	37,353	(9,134)

NET LOSS	$(367,344)	$(429,413)

LOSS PER SHARE - BASIC AND DILUTED	$(0.02)	$(0.02)

WEIGHTED AVERAGE
OUTSTANDING SHARES,
BASIC AND DILUTED	22,600,912	23,738,192

See accompanying notes to consolidated financial statements.

F-3

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

			Additional			Total
	Common Stock Issued		Paid-In	Subscription	Accumulated	Shareholders’
	Shares	Amount	Capital	Receivable	Deficit	Equity
Balance – December 31, 2011	23,730,700	11,865	5,398,150	-	(1,693,556)	3,716,459

Common stock sold for cash	10,000	5	49,995	-	-	50,000

Net Loss, Year Ended 12/31/2012	-	-	-	-	(429,413)	(429,413)

Balance – December 31, 2012	23,740,700	$ 11,870	$ 5,448,145	$ -	$ (2,122,969)	$ 3,337,046

Common stock sold for cash	18,400	9	91,991	-	-	92,000

Common stock canceled	(10,000,000)	(5,000)	5,000	-	-	-

Net Loss, Year Ended 12/31/2013	-	-	-	-	(367,344)	(367,344)

Balance – December 31, 2013	13,759,100	$ 6,879	$ 5,545,136	$ -	$ (2,490,313)	$ 3,061,702

See accompanying notes to consolidated financial statements.

F-4

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012
OPERATING ACTIVITIES

Net loss	$(367,344)	$(429,413)
Adjustments to reconcile net loss to
net cash used by operating activities:
Depreciation expense	234,070	278,824
Gain on sale of fixed assets	(40,209)	-
Impairment loss	64,457	-
Changes in operating assets
and liabilities:
Increase in accounts receivable	(38,995)	-
Decrease (Increase) in inventory	45,588	(284,247)
Increase in accounts
payable and accrued expenses	27,506	4,111

Net Cash Used by
Operating Activities	(74,927)	(430,725)

INVESTING ACTIVITIES

Purchases of property and equipment	(15,315)	(119,489)
Proceeds from sale of fixed assets	59,000	-
Deposit on land contract	(51,825)	(71,000)
Purchases of building materials	(61,792)	-

Net Cash Used by
Investing Activities	(69,932)	(190,489)

FINANCING ACTIVITIES

Proceeds from sale of common stock	92,000	50,000
Payments on shareholder loan	(18,506)	(32,184)
Line of credit payments	(242,202)	-
Line of credit advances	-	10,191
Net Cash Provided (Used)
by Financing Activities	(168,708)	28,007

NET DECREASE IN CASH	(313,567)	(593,207)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	537,284	1,130,491

CASH AND CASH EQUIVALENTS - END OF YEAR	$223,717	$537,284

See accompanying notes to consolidated financial statements.

F-5

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Oz Saferooms Technologies, Inc. (“the Company”) was incorporated under the laws of the State of Oklahoma on October 18, 2010. These consolidated financial statements include the accounts of the Company and its two wholly-owned subsidiaries, Oz Forms Technologies, Inc. (“FORMS”), an Oklahoma corporation, and Apex 1, Inc. (“APEX”), a Delaware corporation formerly known as Oz Saferooms Technologies, Inc. The Company is in the business of manufacturing above-ground emergency shelters designed to provide protection primarily from tornados and hurricanes. During the year ended December 31, 2013 the Company sold 105 shelters at retail to individual customers and 6 to commercial entities. In 2012 all sales were to individual customers.

On December 10, 2010, the Company acquired 100% of the common stock of FORMS by issuing 5,908,650 common shares to the shareholders of FORMS in a “1 for 1” common stock exchange. FORMS business operations were identical to those of the Company and the shareholders of FORMS became the owners of 100% of the outstanding shares of the Company. Accordingly, historical cost accounting was used to recognize the assets and liabilities of FORMS in the Company’s consolidated financial statements.

On April 21, 2011, the Company acquired 100% of the common stock of APEX for $70,000 in cash. APEX is a non-operating, development stage company that files with the Securities and Exchange Commission (“SEC”).

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and those of its wholly-owned subsidiaries referred to above. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the years ended December 31, 2013 and 2012. Ultimate results could differ from the estimates of management.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Cash and cash equivalents are stated at cost and consist of bank deposits and money market funds.

INVENTORY VALUATION

Inventories are valued at the lower of cost or market value. The weighted average cost method is used to value inventory.

F-6

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2013 AND 2012

ACCOUNTS RECEIVABLE

The Company signs a sales contract with its customers for the purchase by the customer of an emergency shelter. The Company either builds the emergency shelter at the premises of the customer or, when practicable, ships a finished unit to the premises and installs it. The Company does not accept payment from the customer until the unit is completed, installed, and ready for use. Upon completion of the entire process, and at the premises of the customer, the Company collects a check from the customer for the full sales price. As of December 31, 2012, the Company did not have any accounts receivable. As of December 31, 2013, the Company delivered and installed five emergency shelters to a hospital which the hospital paid for in February 2014. Accordingly, the Company’s accounts receivable totaled $38,995 as of December 31, 2013.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at historical cost which consists of the purchase price of the asset and any costs directly attributable to the acquisition. Subsequent costs are included in the asset’s carrying amount only when it is probable that the asset’s useful life will be extended. Maintenance and repairs that do not extend the life of an asset are charged to expense.

Depreciation is computed using the straight-line method over the useful life of each asset. The estimated useful lives of the related assets are as follows:

Machinery and Equipment 5 and 7 years

Buildings and Improvements 39 years

Vehicles 3 and 5 years

Office Furniture and Equipment 5 years

When items are retired or disposed of, the asset’s cost and accumulated depreciation are removed from the accounts of the Company and any gain or loss is included in income.

LONG-LIVED ASSETS

In accordance with ASC 360-10, “Property, Plant, And Equipment”, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the Company determines that the sum of the undiscounted cash flows expected from the asset’s use and eventual disposal is less than the carrying amount of the asset, an impairment charge is recorded to the extent that the carrying amount exceeds the asset’s fair value. The Company did not experience any impairment losses on its long-lived assets during the years ended December 31, 2013 and 2012.

GOODWILL

Goodwill represents the excess of the cost of an acquired entity over the fair value of the acquired net assets. In accordance with ASC 350-20, “Intangibles - Goodwill and Other”, goodwill is not amortized, but is evaluated annually or when indicators of a potential impairment are present. The annual evaluation for impairment of goodwill is based on valuation models that incorporate assumptions and internal projections of expected future cash flows and operating plans. For the year ended December 31, 2012 the Company determined that no impairment of goodwill was incurred. In 2013 the Company recorded a goodwill impairment charge of $64,457 attributable to its investment in APEX.

F-7

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2013 AND 2012

CONCENTRATION OF CREDIT RISK

The Company does not have any off-balance-sheet concentrations of credit risk. The Company expects cash and accounts receivable to be the two assets most likely to subject the Company to concentrations of credit risk. The Company’s policy is to maintain its cash with high credit quality financial institutions to limit its risk of loss exposure. As of December 31, 2012 the Company had $56,063 in interest bearing bank accounts that were not covered by FDIC insurance. As of December 31, 2013 the Company did not have any similar loss exposure. The Company did not experience any losses related to the uninsured bank account amounts referred to above. The Company believes it has minimal accounts receivable credit risk because it sells its emergency shelters to individuals on a cash-on-delivery basis.

INCOME TAXES

The Company utilizes the asset and liability method to account for income taxes pursuant to ASC 740 “Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is used to reduce net deferred tax assets to the amount that, based on management’s estimate, is more likely than not to be realized.

ASC 740 provides guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. If the Company determines that an uncertain tax position exists in which the Company could incur income taxes, the Company would evaluate whether there is a probability that the uncertain tax position taken would be sustained upon examination by the taxing authorities. A liability for uncertain tax positions would then be recorded if the Company determined it is more likely than not that a position would not be sustained upon examination or if a payment would have to be made to a taxing authority and the amount is reasonably estimable. The Company does not believe any uncertain tax positions exist that would result in the Company having a liability to the taxing authorities. The Company classifies interest and penalties related to unrecognized tax benefits, if and when required, as part of interest expense and other expense in the consolidated statements of operations.

BASIC AND DILUTED LOSS PER SHARE

The Company has computed net loss per share in accordance with ASC 260 “Earnings per Share” which mandates that basic and diluted earnings per share “EPS” be presented on the face of the statement of operations. Basic EPS is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period, including contingently issuable shares where the contingency has been resolved. Diluted EPS gives effect to all dilutive stock options and warrants outstanding during the period using the treasury stock method and dilutive convertible securities using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted loss per share excludes all dilutive potential shares as their effect is anti-dilutive. As of December 31, 2013 and 2012, the Company did not have any contingently issuable shares nor did it have any dilutive securities such as stock options or warrants.

F-8

FAIR VALUE MEASUREMENTS

The Company follows the provisions of ASC 820, “Fair Value Measurements And Disclosures”. ASC 820 defines fair value, establishes a framework for measuring fair value under generally accepted principles, and enhances disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

Level 1 – Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 – Valuations based on observable inputs other than quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

As of December 31, 2013 and 2012, the Company did not have any assets or liabilities that were required to be measured at fair value on a recurring basis. Certain of the Company’s assets are required to be recorded at fair value on a non-recurring basis when events and circumstances indicate that the carrying value may not be recovered. The Company determined in 2013 that its investment in APEX required an impairment charge.

FINANCIAL INSTRUMENTS

The Company’s short-term financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses, and a line of credit payable. The aforementioned financial instruments approximate fair value due to their short-term maturities.

REVENUE RECOGNITION

The Company recognizes revenue from product sales or services rendered when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured.

COST OF REVENUES

Cost of revenues represents the aggregate cost of emergency shelters sold and is primarily comprised of direct materials consumed in the manufacture of the emergency shelters, as well as manufacturing labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased materials into emergency shelters.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

Selling, general and administrative expense (SG&A) is primarily comprised of administrative and other indirect overhead costs, marketing and selling expenses, and other miscellaneous operating items.

OTHER NON-OPERATING INCOME/(EXPENSE), NET

Other non-operating income/(expense), net, is comprised of interest income and gain on sale of assets, and interest expense.

F-9

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2013 AND 2012

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2011, the Financial Accounting Standards Board (FASB) issued a new accounting standard update (ASU No. 2011-04), which amends the fair value measurement guidance and includes some enhanced disclosure requirements. The most significant change in disclosures is an expansion of the information required for Level 3 measurements based on unobservable inputs. The standard is effective for fiscal years beginning after December 15, 2011. The Company adopted this standard in the first quarter of 2012. The adoption of this standard did not have a material effect on the Company’s consolidated financial statements.

In September 2011, FASB issued amendments to its accounting guidance on testing goodwill for impairment. The amendments allow entities to use a qualitative approach to test goodwill for impairment. This permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test. Otherwise, the two-step goodwill impairment test is not required. This guidance is effective for annual and interim goodwill impairment test performed for fiscal years beginning after December 15, 2011 and early adoption is permitted. The Company adopted this standard in the first quarter of year 2012 and the implementation thereof did not have a material impact on the Company’s consolidated financial statements.

In July 2013, FASB issued guidance regarding the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. Under certain circumstances, unrecognized tax benefits should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. This guidance is effective for fiscal years beginning after December 31, 2013 on either a prospective or retrospective basis. The Company did not adopt this guidance early and the Company does not anticipate it to have a material impact on its consolidated financial statements.

The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 2 – INVENTORY

The Company manufactures its inventory of emergency shelters. The Company knows the precise amount of materials required to manufacture each unit and, accordingly, orders only the amount of materials required to meet the specifications of the number of units it has scheduled to manufacture. Therefore, the Company did not maintain any material amount of raw materials on hand as of December 31, 2013 and 2012 and neither did it have any work-in-process inventory for said periods. The Company’s entire inventory consists of finished goods.

The finished goods inventory consists of manufacturing labor, raw materials, manufacturing depreciation expense, and direct overhead costs. As of December 31, 2013 and 2012, the manufacturing cost of the finished goods inventory is shown below:

	2013	2012
Manufacturing labor	$482,301	$500,590
Raw materials	384,347	416,328
Manufacturing depreciation expense	73,682	85,286
Direct overhead costs	90,430	74,144
Total Finished Goods Inventory	$1,030,760	$1,076,348

F-10

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 3 – DUE TO SHAREHOLDER

As of December 31, 2012 the Company owed its chief executive officer $18,506. The loan was due on demand and was non-interest bearing. The Company paid the loan in full in 2013.

NOTE 4 – PROPERTY AND EQUIPMENT

The components of property and equipment and the related accumulated depreciation as of December 31, 2013 and 2012 are as follows:

	2013	2012
Machinery and equipment	$1,123,423	$1,173,507
Buildings and improvements	1,034,806	1,034,806
Vehicles	364,881	376,381
Land	132,600	132,600
Office furniture and equipment	23,846	22,947
	2,679,556	2,740,241
Accumulated depreciation	1,104,761	927,900
Total Property and Equipment, net	$1,574,795	$1,812,341

Depreciation expense for the years ended December 31, 2013 and 2012 totaled $234,070 and $278,824, respectively.

NOTE 5 – DEPOSIT ON LAND CONTRACT

The Company entered into a contract for the purchase of vacant land on January 28, 2011 for a price of $200,000. The contract is in the form of a demand obligation whereby the seller of the land will transfer title to the Company when the seller receives the entire amount of the $200,000 sales price. The Company paid the seller $51,825 in 2013, $71,000 in 2012 and $72,700 in 2011. The amounts paid by the Company are shown as an “Other Asset” on the balance sheet. The balances of the “Deposit on Land Contract” account as of December 31, 2013 and 2012 totaled $195,525 and $143,700, respectively. The Company intends to utilize the land for the expansion of its manufacturing facility. In 2014 the Company paid the land contract in full and title to the land was transferred to the Company.

NOTE 6 - BUILDING MATERIALS

On January 17, 2013 the Company entered into an “Offer to Purchase Real Estate” contract whereby the Company agreed to buy for $550,000 (including interest) an uncompleted building on approximately 2.5 acres of land. The Company intends to use the facility for office space and for manufacturing as part of its expansion plans. The terms of the agreement were not finalized until 2014. In anticipation of the real estate purchase the Company acquired building materials totaling $61,792 which is shown on the Company’s balance sheet as of December 31, 2013.

NOTE 7 – GOODWILL

On April 21, 2011, the Company acquired 100% of the common stock of APEX for $70,000 in cash. APEX is a non-operating, development stage company that files reports with the SEC. At the time of the acquisition, the net liabilities of APEX exceeded its assets by $4,457. Accordingly, the Company’s balance sheet includes goodwill of $74,457 as of December 31, 2012. In 2013 the Company determined that an impairment to Goodwill of $64,457 occurred and said amount is reflected in the statement of operations while the December 31, 2013 balance sheet shows a balance of $10,000.

F-11

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 8 – LINE OF CREDIT

The Company maintained a line of credit with a financial institution. The line of credit amount is collateralized by, and limited to, funds invested by the Company with the financial institution. Interest expense is charged monthly and is based on an annual rate equivalent to the one month libor rate plus 3.38%. The line of credit has no maturity date; the financial institution may cancel the line of credit at its discretion. As of December 31, 2013 and 2012, the balance of the line of credit totaled $40,876 and $283,078, respectively. For the years ended December 31, 2013 and 2012, interest expense totaled $3,306 and $10,100, respectively.

NOTE 9 – INCOME TAXES

A reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	2013	2012
Tax benefit of net loss at federal statutory rate	34.00%	34.00%
Change in valuation allowance	(34.00)	(34.00)
Tax benefit of net loss at effective rate	—%	—%

The components of the Company’s deferred tax asset are as follows as of December 31:

	2013	2012
Deferred Tax Asset:
Net Operating Loss Carryforward	$972,206	$829,508
Valuation Allowance	(972,206)	(829,508)
Total Net Deferred Tax Asset	$—	$—

Change in Valuation Allowance	$142,698	$168,570

The potential deferred tax asset is computed utilizing a 34% federal statutory tax rate and a 6% Oklahoma statutory tax rate. The Company’s Delaware subsidiary does not conduct business in Delaware and is therefore not subject to Delaware taxation or income tax filing pursuant to the state’s tax regulations. Accordingly, the Delaware net operating loss (NOL) is not deemed to generate a state deferred tax asset as the Delaware subsidiary does not expect to conduct operations in the state. No deferred tax asset has been reported in the financial statements because the Company believes there is a 50% or greater chance the net operating loss (NOL) carryforwards will expire unused. Accordingly, the potential tax benefits of the NOL carryforwards are offset by a valuation allowance of the same amount.

The increases in the 2013 and 2012 valuation allowances of $142,698 and $168,570, respectively, are solely attributable to deferred tax assets arising from the tax benefit of the NOL carryforward.

As of December 31, 2013 and 2012, the Company had NOL carryforwards for income tax reporting purposes of approximately $2,444,767 and $2,084,133, respectively; which expire between 2027 and 2033.

The Company and its Oklahoma subsidiary have not filed 2011, 2012 and 2013 income tax returns. The Company’s Delaware subsidiary has not filed 2010, 2011, 2012 and 2013 income tax returns. The Company and its subsidiaries are in the process of preparing all delinquent tax returns and will file the tax returns upon their completion. Accordingly, the Company’s and its subsidiaries’ tax returns are subject to examination by the federal tax authorities for years 2010 through 2013.

F-12

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 10 - COMMON STOCK ACTIVITY

The Company is authorized to issue 100,000,000 shares of $0.0005 par value common stock. The Company is not authorized to issue preferred stock.

On November 21, 2013 the Company declared a 4 for 1 common stock split. The financial statements reflect the retroactive application of the 4 for 1 common stock split from inception of the Company.

In November of 2013, after the stock split was completed, the Company’s CEO surrendered 10,000,000 shares of common stock for cancellation without compensation.

The common stock issuances for years 2013 and 2012 is as follows:

The Company issued 10,000 common shares for $50,000 cash in 2012.

The Company issued 18,400 common shares for $92,000 cash in 2013.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

In 2011 and on several subsequent occasions into early 2013, seven shareholders of the Company demanded that the Company rescind their purchases of common stock shares, alleging violations by the Company of unspecified federal and state securities laws in connection with the purchases. The shareholders purchased the common shares in the first quarter of 2010 from a predecessor of the Company, now the Company’s FORMS subsidiary, for an aggregate investment amount of $281,000. The shareholders also demanded payment of damages, although they have not to date stated their rationale for a claim of damages.

To date, no attorney has represented the claimants in their discussions with the Company nor has a claim been formally filed; therefore, no specific statement of the legal basis for the shareholders’ claim has been made, nor has the shareholders’ claim for damages been quantified. The Company’s management believes that the shareholders’ claims are baseless. If the shareholders commence legal action, management intends to contest the case vigorously.

On January 17, 2013 the Company entered into an “Offer to Purchase Real Estate” contract as more fully disclosed in Note 6.

NOTE 12 – SUBSEQUENT EVENTS

The Company issued 44,000 common shares for $220,000 cash from January 1, 2014 through May 31, 2014.

The Company has evaluated subsequent events through May 31, 2014, which is the date the financial statements were available to be issued. Management has determined that no events occurred subsequent to December 31, 2013 that would require disclosure in the financial statements other than the issuance of the 44,000 shares of common stock referred to in the preceding paragraph.

F-13

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30,	December 31,
	2014	2013
CURRENT ASSETS

Cash and cash equivalents	$183,895	$223,717
Marketable securities	650,710	-
Accounts receivable	54,139	38,995
Inventory	822,916	1,030,760
Total Current Assets	1,711,660	1,293,472

PROPERTY AND EQUIPMENT, NET	1,701,007	1,574,795

OTHER ASSETS

Deposits	26,300	195,525
Building materials	61,792	61,792
Goodwill	10,000	10,000
Total Other Assets	98,092	267,317

TOTAL ASSETS	$3,510,759	$3,135,584

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$86,797	$33,006
Line of credit	-	40,876

Total Current Liabilities	86,797	73,882

SHAREHOLDERS' EQUITY

Common stock, $0.0005 par value, 100,000,000
shares authorized, 13,803,100 and 13,759,100
shares issued and outstanding, respectively	6,901	6,879
Additional paid-in capital	5,765,114	5,545,136
Accumulated deficit	(2,348,053)	(2,490,313)

Total Shareholders' Equity	3,423,962	3,061,702

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,510,759	$3,135,584

See accompanying notes to consolidated financial statements.

F-14

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Six Months Ended
	June 30,
	2014	2013

REVENUES	$1,327,453	$267,298
COST OF REVENUES	754,777	155,189

GROSS PROFIT	572,676	112,109

EXPENSES

Depreciation	60,722	82,747
Selling, general and administrative	245,818	118,199
Vehicles operating costs	101,584	53,654
Professional fees	65,918	57,616

Total Expenses	474,042	312,216

INCOME (LOSS) FROM OPERATIONS	98,634	(200,107)

OTHER INCOME (EXPENSE)
Interest income	202	191
Interest expense	(205)	(2,694)
Gain on sale of assets	43,629	-

Total Other Income (Expense)	43,626	(2,503)

NET INCOME (LOSS) BEFORE INCOME TAXES	142,260	(202,610)

Provision for income taxes	(54,016)	-
Tax benefit of NOL carryforward	54,016	-

NET INCOME (LOSS)	$142,260	$(202,610)

INCOME (LOSS) PER SHARE - BASIC AND DILUTED	$0.01	$(0.01)

WEIGHTED AVERAGE
OUTSTANDING SHARES,
BASIC AND DILUTED	13,772,232	23,741,352

See accompanying notes to consolidated financial statements.

F-15

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2013

			Additional		Total
	Common Stock Issued		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Equity

Balance – December 31, 2012	23,740,700	$ 11,870	$ 5,448,145	$ (2,122,969)	$ 3,337,046

Common stock sold for cash	17,800	9	88,991	-	89,000

Net Loss, Six Months Ended June 30, 2013	-	-	-	(202,610)	(202,610)

Balance – June 30, 2013	23,758,500	$ 11,878	$ 5,537,136	$ (2,325,579)	$ 3,223,436

See accompanying notes to consolidated financial statements.

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2014

			Additional		Total
	Common Stock Issued		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Equity

Balance – December 31, 2013	13,759,100	$ 6,879	$ 5,545,136	$ (2,490,313)	$ 3,061,702

Common stock sold for cash	44,000	22	219,978	-	220,000

Net Income, Six Months Ended June 30, 2014	-	-	-	142,260	142,260

Balance – June 30, 2014	13,803,100	$ 6,901	$ 5,765,114	$ (2,348,053)	$ 3,423,962

See accompanying notes to consolidated financial statements.

F-16

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended June 30,
	2014	2013
OPERATING ACTIVITIES

Net income (loss)	$142,260	$(202,610)
Adjustments to reconcile net income (loss) to
net cash provided (used) by operating activities:
Depreciation expense	94,936	119,317
Gain on sale of fixed assets	(43,629)	-
Changes in operating assets
and liabilities:
Increase in accounts receivable	(15,144)	-
Decrease (Increase) in inventory	207,844	(46,184)
(Decrease) Increase in accounts
payable and accrued expenses	53,791	(1,239)

Net Cash Provided (Used) by
Operating Activities	440,058	(130,716)

INVESTING ACTIVITIES

Purchases of property and equipment	(28,828)	-
Proceeds from sale of fixed assets	46,834	-
Deposits - real estate contracts	(26,300)	(24,000)
Purchases of marketable securities	(650,710)	-
Purchases of building materials	-	(40,850)

Net Cash Used by
Investing Activities	(659,004)	(64,850)

FINANCING ACTIVITIES

Proceeds from sale of common stock	220,000	89,000
Payments on shareholder loan	-	(9,804)
Line of credit payments	(40,876)	(242,814)
Net Cash Provided (Used)
by Financing Activities	179,124	(163,618)

NET (DECREASE) IN CASH	(39,822)	(359,184)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	223,717	537,284

CASH AND CASH EQUIVALENTS - END OF PERIOD	$183,895	$178,100

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$205	$2,694
Cash paid for taxes	$-	$-

See accompanying notes to consolidated financial statements.

F-17

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2014 AND 2013

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Oz Saferooms Technologies, Inc. (“the Company”) was incorporated under the laws of the State of Oklahoma on October 18, 2010. These consolidated financial statements include the accounts of the Company and its two wholly-owned subsidiaries, Oz Forms Technologies, Inc. (“FORMS”), an Oklahoma corporation, and Apex 1, Inc. (“APEX”), a Delaware corporation formerly known as Oz Saferooms Technologies, Inc. The Company is in the business of manufacturing above-ground emergency shelters designed to provide protection primarily from tornados and hurricanes.

On December 10, 2010, the Company acquired 100% of the common stock of FORMS by issuing 5,908,650 common shares to the shareholders of FORMS in a “1 for 1” common stock exchange. FORMS business operations were identical to those of the Company and the shareholders of FORMS became the owners of 100% of the outstanding shares of the Company. Accordingly, historical cost accounting was used to recognize the assets and liabilities of FORMS in the Company’s consolidated financial statements.

On April 21, 2011, the Company acquired 100% of the common stock of APEX for $70,000 in cash. APEX is a non-operating, development stage company that files with the Securities and Exchange Commission (“SEC”).

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and those of its wholly-owned subsidiaries referred to above. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the six months ended June 30, 2014 and 2013. Ultimate results could differ from the estimates of management.

CASH, CASH EQUIVALENTS, AND MARKETABLE SECURITIES

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Cash and cash equivalents are stated at cost and consist of bank deposits and money market funds. All highly liquid investments with stated maturities of greater than three months are classified as marketable securities. Marketable securities are carried at fair value. The Company reports unrealized gains and losses, net of taxes, as a component of stockholders’ equity, except for unrealized losses determined to be other-than-temporary, which are recognized in the results of operations under the “other income/loss” category, as are realized gains and losses.

INVENTORY VALUATION

Inventories are valued at the lower of cost or market value. The weighted average cost method is used to value inventory.

F-18

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2014 AND 2013

ACCOUNTS RECEIVABLE

The Company signs a sales contract with its customers for the purchase by the customer of an emergency shelter. The Company either builds the emergency shelter at the premises of the customer or, when practicable, ships a finished unit to the premises and installs it. The Company does not accept payment from the customer until the unit is completed, installed, and ready for use. In the majority of instances, upon completion of the entire process and at the premises of the customer, the Company collects a check from the customer for the full sales price. At the Company’s discretion credit terms may be extended to credit worthy customers.

As of June 30, 2014 and December 31, 2013, the Company had outstanding accounts receivable balances of $54,139 and $38,995, respectively, all of which are deemed to be fully collectible based on subsequent collections. Accordingly, no allowance for doubtful accounts is included in the financial statements.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at historical cost which consists of the purchase price of the asset and any costs directly attributable to the acquisition. Subsequent costs are included in the asset’s carrying amount only when it is probable that the asset’s useful life will be extended. Maintenance and repairs that do not extend the life of an asset are charged to expense.

Depreciation is computed using the straight-line method over the useful life of each asset. The estimated useful lives of the related assets are as follows:

Machinery and Equipment 5 and 7 years

Buildings and Improvements 39 years

Vehicles 3 and 5 years

Office Furniture and Equipment 5 years

When items are retired or disposed of, the asset’s cost and accumulated depreciation are removed from the accounts of the Company and any gain or loss is included in income.

LONG-LIVED ASSETS

In accordance with ASC 360-10, “Property, Plant, And Equipment”, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the Company determines that the sum of the undiscounted cash flows expected from the asset’s use and eventual disposal is less than the carrying amount of the asset, an impairment charge is recorded to the extent that the carrying amount exceeds the asset’s fair value. The Company did not experience any impairment losses on its long-lived assets during the six months ended June 30, 2014 and 2013.

GOODWILL

Goodwill represents the excess of the cost of an acquired entity over the fair value of the acquired net assets. In accordance with ASC 350-20, “Intangibles - Goodwill and Other”, goodwill is not amortized, but is evaluated annually or when indicators of a potential impairment are present. The annual evaluation for impairment of goodwill is based on valuation models that incorporate assumptions and internal projections of expected future cash flows and operating plans. In the fourth quarter of 2013 the Company recorded a goodwill impairment charge of $64,457 attributable to its investment in APEX. No additional impairment charges have been deemed necessary.

F-19

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2014 AND 2013

CONCENTRATION OF CREDIT RISK

The Company does not have any off-balance-sheet concentrations of credit risk. The Company expects cash and accounts receivable to be the two assets most likely to subject the Company to concentrations of credit risk. The Company’s policy is to maintain its cash with high credit quality financial institutions to limit its risk of loss exposure. As of June 30, 2014 and December 31, 2013 the Company’s cash balances were covered by FDIC insurance. The Company believes it has minimal accounts receivable credit risk because it primarily sells its emergency shelters on a cash-on-delivery basis.

INCOME TAXES

The Company utilizes the asset and liability method to account for income taxes pursuant to ASC 740 “Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is used to reduce net deferred tax assets to the amount that, based on management’s estimate, is more likely than not to be realized.

ASC 740 provides guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. If the Company determines that an uncertain tax position exists in which the Company could incur income taxes, the Company would evaluate whether there is a probability that the uncertain tax position taken would be sustained upon examination by the taxing authorities. A liability for uncertain tax positions would then be recorded if the Company determined it is more likely than not that a position would not be sustained upon examination or if a payment would have to be made to a taxing authority and the amount is reasonably estimable. The Company does not believe any uncertain tax positions exist that would result in the Company having a liability to the taxing authorities. The Company classifies interest and penalties related to unrecognized tax benefits, if and when required, as part of interest expense and other expense in the consolidated statements of operations.

BASIC AND DILUTED LOSS PER SHARE

The Company has computed net loss per share in accordance with ASC 260 “Earnings per Share” which mandates that basic and diluted earnings per share “EPS” be presented on the face of the statement of operations. Basic EPS is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period, including contingently issuable shares where the contingency has been resolved. Diluted EPS gives effect to all dilutive stock options and warrants outstanding during the period using the treasury stock method and dilutive convertible securities using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted loss per share excludes all dilutive potential shares as their effect is anti-dilutive. As of June 30, 2014 and 2013, the Company did not have any contingently issuable shares nor did it have any dilutive securities such as stock options or warrants.

F-20

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2014 AND 2013

FAIR VALUE MEASUREMENTS

The Company follows the provisions of ASC 820, “Fair Value Measurements And Disclosures”. ASC 820 defines fair value, establishes a framework for measuring fair value under generally accepted principles, and enhances disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

Level 1 – Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 – Valuations based on observable inputs other than quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

As of June 30, 2014 the Company’s marketable securities were required to be measured at fair value on a recurring basis while no liabilities required said treatment. As of December 31, 2013, the Company did not have any assets or liabilities that were required to be measured at fair value on a recurring basis. Certain of the Company’s assets are required to be recorded at fair value on a non-recurring basis when events and circumstances indicate that the carrying value may not be recovered.

FINANCIAL INSTRUMENTS

As of June 30, 2014, the Company’s short-term financial instruments consisted of cash, marketable securities, accounts receivable, accounts payable and accrued expenses. As of December 31, 2013 the financial instruments included those referred to in the previous sentence except for the marketable securities but inclusive of a line of credit payable. The aforementioned financial instruments approximate fair value due to their short-term maturities.

REVENUE RECOGNITION

The Company recognizes revenue from product sales or services rendered when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured.

COST OF REVENUES

Cost of revenues represents the aggregate cost of emergency shelters sold and is primarily comprised of direct materials consumed in the manufacture of the emergency shelters, as well as manufacturing labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased materials into emergency shelters.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

Selling, general and administrative expense (SG&A) is primarily comprised of administrative and other indirect overhead costs, marketing and selling expenses, and other miscellaneous operating items.

OTHER NON-OPERATING INCOME/(EXPENSE), NET

Other non-operating income/(expense), net, is comprised of interest income and gain on sale of assets, and interest expense.

F-21

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2014 AND 2013

RECENT ACCOUNTING PRONOUNCEMENTS

The Company does not believe that there are any new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 2 – MARKETABLE SECURITIES

At various times during 2014 the Company invested a total of $650,710 in a fund primarily comprised of highly liquid debt instruments of the United States government and its agencies and instrumentalities. The investment is required to be measured at fair value. As of June 30, 2014 no change in the value of the fund occurred from the date of its purchase.

NOTE 3 – INVENTORY

The Company manufactures its inventory of emergency shelters. The Company knows the precise amount of materials required to manufacture each unit and, accordingly, orders only the amount of materials required to meet the specifications of the number of units it has scheduled to manufacture. Therefore, the Company did not maintain any material amount of raw materials on hand as of June 30, 2014 and December 31, 2013 and neither did it have any material work-in-process inventory for said periods. The Company’s entire inventory consists of finished goods.

The finished goods inventory consists of manufacturing labor, raw materials, manufacturing depreciation expense, and direct overhead costs. As of June 30, 2014 and December 31, 2013, the manufacturing cost of the finished goods inventory is shown below:

	June 30, 2014	December 31, 2013
Manufacturing labor	$368,974	$482,301
Raw materials	334,736	384,347
Manufacturing depreciation expense	46,515	73,682
Direct overhead costs	72,691	90,430
Total Finished Goods Inventory	$822,916	$1,030,760

NOTE 4 – PROPERTY AND EQUIPMENT

The components of property and equipment and the related accumulated depreciation as of June 30, 2014 and December 31, 2013 are as follows:

	June 30, 2014	December 31, 2013
Machinery and equipment	$1,047,855	$1,123,423
Buildings and improvements	1,034,806	1,034,806
Vehicles	338,381	364,881
Land	332,600	132,600
Office furniture and equipment	23,846	23,846
	2,777,488	2,679,556
Accumulated depreciation	1,076,481	1,104,761
Total Property and Equipment, net	$1,701,007	$1,574,795

Depreciation expense for the six months ended June 30, 2014 and 2013 totaled $94,936 and $119,317, respectively.

F-22

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2014 AND 2013

NOTE 5 – DEPOSITS ON LAND CONTRACT

The Company entered into a contract for the purchase of vacant land on January 28, 2011 for a price of $200,000. The contract is in the form of a demand obligation whereby the seller of the land is required to transfer the land title to the Company when the seller receives the entire amount of the $200,000 sales price. The Company paid the seller in full in January, 2014. The amounts paid by the Company as of December 31, 2013 totaled $195,525 and is shown as an “Other Asset” deposit on the 2013 balance sheet. The land title was transferred to the Company in the first quarter of 2014 at which time the Company reclassified the $200,000 balance to “Property and Equipment” on the balance sheet. The Company intends to utilize the land for the expansion of its manufacturing facility.

NOTE 6 - BUILDING MATERIALS AND REAL ESTATE DEPOSITS

On January 17, 2013 the Company entered into an “Offer to Purchase Real Estate” contract whereby the Company agreed to buy for $550,000 (including interest) an uncompleted building on approximately 2.5 acres of land. The Company intends to use the facility for office space and for manufacturing as part of its expansion plans. The specific terms of the agreement have not been finalized. In anticipation of the real estate purchase the Company acquired building materials totaling $61,792 which is shown on the Company’s June 30, 2014 and December 31, 2013 balance sheet as an “Other Asset”. As of June 30, 2014 the Company has advanced deposits of $26,300 towards the real estate purchase which is reflected as an “Other Asset” on the balance sheet.

NOTE 7 – GOODWILL

On April 21, 2011, the Company acquired 100% of the common stock of APEX for $70,000 in cash. APEX is a non-operating, development stage company that files reports with the SEC. At the time of the acquisition, the net liabilities of APEX exceeded its assets by $4,457. Accordingly, the Company recorded goodwill of $74,457. In the fourth quarter of 2013 the Company determined that an impairment to goodwill of $64,457 occurred. Accordingly, As of June 30, 2014 and December 31, 2013 the balance sheet shows a goodwill balance of $10,000.

NOTE 8 – LINE OF CREDIT

The Company maintained a line of credit with a financial institution. The line of credit amount is collateralized by, and limited to, funds invested by the Company with the financial institution. Interest expense is charged monthly and is based on an annual rate equivalent to the one month libor rate plus 3.38%. The line of credit has no maturity date; the financial institution may cancel the line of credit at its discretion. As of June 30, 2014 and December 31, 2013, the balance of the line of credit totaled zero and $40,876, respectively. For the six months ended June 30, 2014 and 2013, interest expense totaled $205 and $2,694, respectively.

NOTE 9 – INCOME TAXES

The components of the Company’s deferred tax asset are as follows as of June 30, 2014 and December 31, 2013:

	June 30, 2014	December 31, 2013
Deferred Tax Asset:
Net Operating Loss Carryforward	$912,801	$972,206
Valuation Allowance	(912,801)	(972,206)
Total Net Deferred Tax Asset	$—	$—
Change in Valuation Allowance	$(59,405)	$142,698

F-23

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2014 AND 2013

NOTE 9 – INCOME TAXES (Continued)

The potential deferred tax asset is computed utilizing a 34% federal statutory tax rate and a 6% Oklahoma statutory tax rate. The Company’s Delaware subsidiary does not conduct business in Delaware and is therefore not subject to Delaware taxation or income tax filing pursuant to the state’s tax regulations. Accordingly, the Delaware net operating loss (NOL) is not deemed to generate a state deferred tax asset as the Delaware subsidiary does not expect to conduct operations in the state. No deferred tax asset has been reported in the financial statements because the Company believes there is a 50% or greater chance the net operating loss (NOL) carryforwards will expire unused. Accordingly, the potential tax benefits of the NOL carryforwards are offset by a valuation allowance of the same amount.

The increase in the 2013 valuation allowance of $142,698 is solely attributable to deferred tax assets arising from the tax benefit of the NOL carryforward. The 2014 decrease of $59,405 is attributable to the tax benefit arising from the utilization of NOL carryforwards against the Company’s taxable income for the six months ended June 30, 2014.

As of June 30, 2014 and December 31, 2013, the Company had NOL carryforwards for income tax reporting purposes of approximately $2,298,516 and $2,444,767, respectively; which expire between 2027 and 2033.

The Company and its Oklahoma subsidiary have not filed 2011, 2012 and 2013 income tax returns. The Company’s Delaware subsidiary has not filed 2010, 2011, 2012 and 2013 income tax returns. The Company and its subsidiaries are in the process of preparing all delinquent tax returns and will file the tax returns upon their completion. Accordingly, the Company’s and its subsidiaries’ tax returns are subject to examination by the federal tax authorities for years 2010 through 2013.

NOTE 10 - COMMON STOCK ACTIVITY

The Company is authorized to issue 100,000,000 shares of $0.0005 par value common stock. The Company is not authorized to issue preferred stock.

On November 21, 2013 the Company declared a 4 for 1 common stock split. The financial statements reflect the retroactive application of the 4 for 1 common stock split from inception of the Company.

In November of 2013, after the stock split was completed, the Company’s CEO surrendered 10,000,000 shares of common stock for cancellation without compensation.

The common stock issuances for the six months ended June 30, 2014 and for the year ended December 31, 2013 is as follows:

The Company issued 18,400 common shares for $92,000 cash in 2013.

The Company issued 44,000 common shares for $220,000 cash in 2014.

F-24

OZ SAFEROOMS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2014 AND 2013

NOTE 11 – COMMITMENTS AND CONTINGENCIES

In 2011 and on several subsequent occasions into early 2013, seven shareholders of the Company demanded that the Company rescind their purchases of common stock shares, alleging violations by the Company of unspecified federal and state securities laws in connection with the purchases. The shareholders purchased the common shares in the first quarter of 2010 from a predecessor of the Company, now the Company’s FORMS subsidiary, for an aggregate investment amount of $281,000. The shareholders also demanded payment of damages, although they have not to date stated their rationale for a claim of damages.

To date, no attorney has represented the claimants in their discussions with the Company nor has a claim been formally filed; therefore, no specific statement of the legal basis for the shareholders’ claim has been made, nor has the shareholders’ claim for damages been quantified. The Company’s management believes that the shareholders’ claims are baseless. If the shareholders commence legal action, management intends to contest the case vigorously.

On January 17, 2013 the Company entered into an “Offer to Purchase Real Estate” contract as more fully disclosed in Note 6.

NOTE 12 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the financial statements were available to be issued. Management has determined that no events occurred subsequent to June 30, 2014 that would require disclosure in the financial statements.

F-25

PROSPECTUS

4,000,000 SHARES OF COMMON STOCK

OZ SAFEROOMS TECHNOLOGIES, INC.

_______________

Dealer Prospectus Delivery Obligation

Until _____________ ___, 20___, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are the expenses that Oz Saferooms Technologies, Inc. expects to incur in connection with the registration and distribution of the securities being registered. All of these expenses (other than the filing fee) are estimated, and will not be certain until after the registration statement is declared effective and the offering is completed.

SEC Registration Fee	$2,576
Auditor Fees and Expenses	$30,000
Legal Fees and Expenses	$25,000
EDGAR fees	$2,000
Transfer Agent Fees	$2,000
Printing and Postage	$1,000
Total	$62,576

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1031 of the Oklahoma General Corporation Act, under which Oz Saferooms Technologies, Inc. is incorporated, authorizes the indemnification of directors and officers under certain circumstances. Article VIII of the Bylaws of Oz Saferooms Technologies, Inc. provides for indemnification of directors and officers under certain circumstances. These provisions may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933 (the “Securities Act”), as amended. In addition, Oz Saferooms Technologies, Inc. maintains insurance, which insures its directors and officers against certain liabilities.

The Oklahoma General Corporation Act provides for indemnification of each of Oz Saferooms Technologies, Inc.’s officers and directors against (a) expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by reason of such person being or having been a director, officer, employee or agent of Oz Saferooms Technologies, Inc., or of any other corporation, partnership, joint venture, trust or other enterprise at the request of Oz Saferooms Technologies, Inc., other than an action by or in the right of Oz Saferooms Technologies, Inc. To be entitled to indemnification, the individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Oz Saferooms Technologies, Inc., and with respect to any criminal action, the person seeking indemnification had no reasonable cause to believe that the conduct was unlawful and (b) expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of Oz Saferooms Technologies, Inc. brought by reason of the person seeking indemnification being or having been a director, officer, employee or agent of Oz Saferooms Technologies, Inc., or any other corporation, partnership, joint venture, trust or other enterprise at the request of Oz Saferooms Technologies, Inc., provided the actions were in good faith and were reasonably believed to be in or not opposed to the best interest of Oz Saferooms Technologies, Inc., except that no indemnification shall be made in respect of any claim, issue or matter as to which the individual shall have been adjudged liable to Oz Saferooms Technologies, Inc., unless and only to the extent that the court in which such action was decided has determined that the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Article VIII of Oz Saferooms Technologies, Inc.’s Bylaws provides for indemnification of Oz Saferooms Technologies, Inc.’s directors and officers. The Oklahoma General Corporation Act also permits Oz Saferooms Technologies, Inc. to purchase and maintain insurance on behalf of Oz Saferooms Technologies, Inc.’s directors and officers against any liability arising out of their status as such, whether or not Oz Saferooms Technologies, Inc. would have the power to indemnify them against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

II-1

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The table below recites the sales of common stock by the Registrant since October 1, 2011. None of the sales were registered under the Securities Act of 1933, as amended. All of the sales were exempt from registration pursuant to Section 4(5) of the Securities Act of 1933 and SEC Rule 506. There were no underwriters in connection with any of the sales.

Date of Sale	Number of Shares	Purchaser	Purchase Price
October 5, 2011	4,000	Judith J. Teegardin	$20,000
October 13, 2011	20,000	Vincent & Suzanne Chang	$100,000
October 25, 2011	1,000	Judith J. Teegardin	$5,000
December 2, 2011	4,000	Robert Giannovola II	$20,000
December 5, 2011	4,000	Robert S. Giannovola	$20,000
December 12, 2011	4,000	Robert & Karen Sutherland in Trust	$20,000
December 12, 2011	8,000	Robert Sutherland	$40,000
February 1, 2012	1,000	Robert Lodato	$5,000
February 3, 2012	1,000	Robert Lodato	$5,000
February 16,2012	1,200	Tyler Nevindomsky	$6,000
March 10, 2012	2,000	Robert Lodato	$10,000
March 20, 2012	2,000	Robert Lodato	$10,000
March 29, 2012	2,000	Robert Lodato	$10,000
April 17, 2012	4,000	Hugh C. & Claire A. Gee	$20,000
July 8, 2012	2,000	Thomas Mangiolini	$10,000
May 13, 2013	5,000	Donald J. Perry	$25,000
May 21, 2013	6,000	Alfred B. and Laura E. Ulrop	$30,000
May 21, 2013	2,000	Ronald Ficarro Living Trust	$10,000
May 21, 2013	2,000	Ronald Ficarro	$10,000
May 22, 2013	3,800	Tyler Nevindomsky	$19,000
November 13, 2013	600	William E. Haag	$3,000
February 12, 2014	2,000	Alfred B. and Laura E. Ulrop	$10,000
March 24, 2014	3,000	Richard L. Kidder	$15,000
March 26, 2014	3,000	Andrew M. Steensma	$15,000
May 9, 2014	16,000	Michele Ann Helms	$80,000
May 9, 2014	2,000	John F. Stewart & Justin M. Stewart	$10,000
May 15, 2014	2,000	Matt Winter	$10,000
May 16, 2014	8,000	Paul Michael Fister II	$40,000
May 19, 2014	2,000	Tim Murphy	$10,000
May 19, 2014	2,000	Kurt & Jarie Lively	$10,000
May 19, 2014	2,000	Revocable One-Party Living Trust known as Pierce Trust	$10,000
May 19, 2014	2,000	The William F. Varner Living Trust	$10,000

During the period since October 1, 2011, the Registrant sold no securities other than the common stock specified above.

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ITEM 16. EXHIBITS

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

               i.         Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              ii.         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

            iii.         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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  (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

               i.         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

              ii.         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            iii.         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

             iv.         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Del City, State of Oklahoma on September 29, 2014.

OZ SAFEROOMS TECHNOLOGIES, INC.

By:	/s/	Andrew J. Zagorski
	Name:	Andrew J. Zagorski
	Title:	President
(Principal Executive, Financial and Accounting Officer)

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POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Andrew J. Zagorski as his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 and any and all amendments including post-effective amendments thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities described herein which are the subject of such Registration Statement, as the case may be, which amendments may make such changes in such Registration Statement, as the case may be, as such attorney may deem appropriate, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do in person, hereby ratifying and approving all acts of any such attorney or substitute.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Andrew J. Zagorski Andrew J. Zagorski Chief Executive Officer, Chief Financial and Accounting Officer, Director	September 29, 2014
/s/ Andrew J. Zagorski Andrew P. Zagorski, Director	September 29, 2014
/s/ James Caruso James Caruso, Director	September 29, 2014
/s/ Erich Menge Erich Menge, Director	September 29, 2014

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Certificate of Incorporation of Oz Saferooms Technologies, Inc.
3.2	Amended Certificate of Incorporation of Oz Saferooms Technologies, Inc., effective as of October 22, 2010
3.3	Bylaws
5	Opinion of Robert Brantl, Esq.
21	Subsidiaries of the Registrant
23.1	Consent of DeLeon & Company, P.A.
23.2	Consent of Robert Brantl, Esq. is included in Exhibit 5.
24	Power of Attorney is included on the signature page of this registration statement.
99.1	Form of Subscription Agreement.

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